Exhibit 10.16
ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (this “Agreement”), dated May 11, 2009, is by and among Seminole Gas Company, an Oklahoma corporation (the “Buyer”), NGAS Gathering, LLC, a Kentucky limited liability company (“NGL”), Daugherty Petroleum, Inc., a Kentucky corporation (“DPI” and, collectively with NGL, the “Sellers”), and NGAS Gathering II, LLC, a Kentucky limited liability company wholly owned by DPI (“New NGAS Gathering”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article 1 hereof or, as applicable, the meanings set forth in Schedule H.
RECITALS
     The Sellers own and manage the Gathering System (as hereinafter defined), which consists of (i) a natural gas gathering system serving southeastern Kentucky, eastern Tennessee, and western Virginia, and (ii) Stone Mountain Gathering System purchased by NGL from Duke Energy Gas Services, LLC (“Duke”). The Parties desire, in accordance with the terms of this Agreement, that:
     (a) the Buyer acquire the Purchased Assets, free and clear of all Liens (other than Permitted Encumbrances);
     (b) the Sellers contribute and convey the remaining undivided fifty percent (50%) interest in the Gathering System, as well as the other Retained Gathering Assets to New NGAS Gathering, free and clear of all Liens (other than Permitted Encumbrances); and
     (c) the following actions shall be taken as conditions precedent to the obligations of the Parties to consummate the transactions contemplated herein, and as part of the consideration to be paid by Buyer for the Purchased Assets:
          (1) the Governing Documents of New NGAS Gathering shall include provisions substantially in the form of Exhibit K-1, providing for the appointment and maintenance of an Independent Director, with the powers and prerogatives specified therein, the sole business purpose provisions and other provisions contemplated herein;
          (2) Buyer and New NGAS Gathering shall have entered into the Joint Ownership Agreement in substantially the form of Exhibit A, providing for the ownership, operation, further extension or expansion thereof, and the abandonment or other disposition of the Gathering System;
          (3) the Buyer and New NGAS Gathering shall have entered into the SES Gathering Agreement in substantially the form of Exhibit H, providing for Buyer and New NGAS Gathering granting to SES the exclusive right to use, and market capacity on, the Gathering System, as modified, extended or expanded;
          (4) the Buyer and New NGAS Gathering shall have entered into the SES Contract Operating Agreement with SES;
          (5) SES and DPI shall have entered into the DPI Contract Operating Agreement;
          (6) DPI, on behalf of itself and the other DPI Producers that have existing or subsequently acquire any interests in developed or undeveloped oil, gas or mineral acreage or interests in the geographic region serviced by the Gathering System, as the same may be extended or enlarged from time to time, shall have entered into the NAESB Purchase Agreement with SES in substantially the form of Exhibit I, providing for the gathering and purchasing by SES of gas dedicated to the Gathering System by the DPI Producers, in accordance with the terms thereof; and NRI shall make certain additional representations, warranties and covenants with regard thereto in the Seller Parent Guaranty;

          (7) New NGAS Gathering and the Buyer shall have (i) secured their respective obligations under this Agreement, the Joint Ownership Agreement and their (and certain of the Affiliates’) respective obligations pursuant to (A) the security interests in the Retained Gathering Assets (as expanded or extended), together with the other interests of New NGAS Gathering, granted by New NGAS Gathering to Buyer, pursuant to the NGAS Mortgages, in substantially the form of Exhibit M-1, and (B) the security interests in the Purchased Assets (as expanded or extended), together with the other interests of Buyer, granted by Buyer to New NGAS Gathering, pursuant to the Seminole Mortgages in substantially the form of Exhibit M-2; and (ii) delivered to the other, as further support for the obligations under this Agreement and the Ancillary Agreements the Seller Parent Guaranty contemplated herein; and
          (8) SES shall be granted a six-month option to purchase the ownership interests in New NGAS Gathering from DPI and, alternatively, all of the assets of New NGAS Gathering, and under certain circumstances and subject to certain conditions, DPI may require SES to exercise the option on the ownership interests in New NGAS Gathering (the “NGAS Options”), subject to certain conditions and covenants, all as specified in the NAESB Purchase Agreement (as hereinafter defined);
          (9) Sellers (and their Affiliates) shall grant to Buyer a right of first refusal on the Kay Jay ROFR Assets (the “Kay Jay ROFR”), subject to certain conditions and covenants, all as specified in Schedule H attached hereto;
          (10) SES and DPI shall enter into the Forward Sales Agreements (as hereinafter defined) in accordance with the NAESB Purchase Agreement; and
          (11) SES, Buyer, DPI, for itself and the other DPI Producers, NGL, and New NGAS Gathering shall enter into the Master Netting Agreement (as hereinafter defined).
     NOW, THEREFORE, in consideration of the premises, mutual covenants, representations, warranties, conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:
ARTICLE 1
DEFINITIONS
     “Action” means any complaint, suit, proceeding, claim, arbitration, demand, assertion or other similar action.
     “Additional Capital Costs” is defined in Section 2.5(a)(ii)(3).
     “Affiliate” means, as to any Person, any other Person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, whether by contract, voting power or otherwise. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise.
     “Agreement” means this Asset Purchase Agreement, together with the Schedules and Exhibits attached hereto, as the same may be modified or amended in accordance with the terms hereof.
     “Ancillary Agreements” means each of the Bill of Sale, Joint Ownership Agreement, the Seller Parent Guaranty to be executed and delivered by NRI and DPI, the SES Gathering Agreement, the NAESB Purchase Agreement, the NGAS Mortgages, the Seminole Mortgages, SES Contract Operating Agreement, DPI Contract Operating Agreement, the Master Netting Agreement, the releases described in Section 2.7, the Forward Sales Agreement, Memorandum of Options and Agreements and each other document, instrument or agreement delivered in connection herewith or therewith in accordance with the terms hereof or thereof, including, without limitation any Ancillary Option Agreements.

     “Ancillary Option Agreements” means each of the agreements and instruments pertaining to any exercise of an NGAS Options, in accordance with the NAESB Purchase Agreement, and the Kay Jay ROFR, in accordance with the terms thereof, as set forth on Schedule H.
     “Assumed Contracts” means those Contracts set forth on Schedule C.
     “Assumed Liabilities” means that proportionate share of the obligations and liabilities attributable to, and allocable to, the Purchased Assets, to the extent, and only to the extent, same arise from, and relate to, operations conducted, or occurrences happening, on or after the Effective Date.
     “Bankruptcy” means, with respect to any Person, if such Person (a) makes an assignment for the benefit of creditors, (b) files a voluntary petition in bankruptcy, (c) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (d) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (e) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (f) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (g) if one hundred twenty (120) days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within ninety (90) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated. For purposes of Section 2.8 and the NNG LLC Agreement, the foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18.101(1) and 18.304 of the Delaware Limited Liability Company Act (6 Del. C. 18.101 et seq.), as amended from time to time.
     “Bill of Sale” means the Assignment, Conveyance and Bill of Sale for the Purchased Assets, dated as of the Closing Date, executed by each Seller in favor of the Buyer, providing for a special warranty of title, in substantially the form of Exhibit B, as modified to accommodate recording practices and statutory references in Kentucky, Tennessee and Virginia.
     “Books and Records” means, in respect of any of the Purchased Assets, (a) the Operational Data, whether hard copy or digital, (b) copies of all Assumed Contracts and correspondence amending, modifying or waiving any provision or condition in any Assumed Contract, or otherwise relating to Sellers’ or a counterparty’s actual or alleged nonperformance thereunder, but specifically excluding routine matters resolved in the settlement process, (c) copies of all software licenses and related documentation (including specifications, technical manuals, user manuals, programming manuals, flow diagrams and file descriptions), whether owned or licensed, and (d) all other records with respect to the foregoing in Sellers’ or any of their Affiliate’s possession (including such records located in off-site storage or held by any Person performing services for Sellers or any of their Affiliates) to the extent Sellers or any of their Affiliates has rights thereto, whether in the form of paper, electronic (including electronic mail) or voice recording media, including accounts receivable records, invoice and billing records, records of payment history, credit support and posting records, databases, correspondence and miscellaneous records. Buyer shall permit Sellers to have access to the Records as may be necessary for Sellers to prepare tax filings and for other reasonable business purposes.
     “Business” means the Sellers’ and its Affiliates’ business of engaging in gathering of natural gas using, operating, maintaining, repairing, replacing or marketing the available capacity on the Gathering System as of date of this Agreement, in accordance with the past practices of the Sellers, in accordance with all Requirements of Law, and in accordance with all applicable Contracts.
     “Business Day” means a day other than Saturday, Sunday or a day on which banks are authorized to be closed for business in the Commonwealth of Kentucky.
     “Buyer Claim” has the meaning set forth in Section 8.2(a).
     “Buyer Claim Notice” has the meaning set forth in Section 8.2(b).

     “Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a).
     “Buyer Secured Obligations” means all obligations and liabilities of Buyer under (a) this Agreement and the Ancillary Agreements to which it is or become a party and (b) the Ancillary Option Agreements if an NGAS Option is exercised, all of which shall be secured by the Seminole Mortgages.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Closing” means the closing of the transactions contemplated hereby on the Closing Date.
     “Closing Date” means subject to the satisfaction of the conditions to Closing set forth in Article 6, 10:00 a.m., Eastern Time, June 25, 2009 or such other date as may be mutually agreed by Buyer and Sellers in writing.
     “Consent Costs” has the meaning set forth in Section 8.4.
     “Contracts” means any contracts, agreements, instruments, license agreements, commitments, credit support documents, and invoices, schedules and annexes related thereto, entered into by either or both of the Sellers (or to which the Sellers or the Purchased Assets (or the Retained Gathering Assets) are otherwise bound), or by Sellers or any of their Affiliates that otherwise relate to the Business, and valid as of the Closing Date.
     “Counterparty” or “Counterparties” means any of those parties to the Assumed Contracts other than a Seller or a subsidiary or Affiliate of a Seller.
     “Deductible” has the meaning set forth in Section 8.4.
     “Delaware Act” means the Delaware Limited Liability Company Act (6 Del. C. 18 101 et seq.), as amended from time to time.
     “DPI Contract Operating Agreement” is defined in the Joint Ownership Agreement.
     “DPI Producers” means (i) DPI, and its respective successors and assigns, (ii) any Affiliates or subsidiaries of DPI, whether presently existing or subsequently formed or acquired, and their respective successors and assigns, if such subsidiaries or other Affiliates have any ownership interests in any oil and gas production or reserves in areas serviced by the Gathering System as same may be extended or expanded, and (iii) any drilling or development partnerships, joint ventures or other arrangements in which any of the entities described in subparagraphs (i) or (ii) own or hold an equity interest, own or hold any voting interests, or otherwise have the right to direct the management or policies of the same and such entities have any ownership interests in any oil and gas production or reserves in areas serviced by the Gathering System is expanded or extended; provided, however, that DPI Producers shall not include non-Affiliates for who DPI or its Affiliates have no control or ability to commit gas production under the NAESB Purchase Agreement.
     “Effective Date” means the Closing Date.
     “Environmental Laws” means any and all local, state or federal laws, rules, regulations, orders, or judgments relating to the prevention of pollution, the preservation and restoration of environmental quality, or the protection of human health, wildlife or environmentally sensitive areas, the remediation of contamination or the handling, transportation, disposal or release into the environment of Hazardous Materials, including, without limitation, those arising under or by virtue of any lease, contract, agreement, document, permit, applicable statute or rule or regulation or order of any governmental authority, specifically including, without limitation, any governmental request or requirement to take any clean-up or other action with respect to any of the Purchased Assets or Retained Gathering Assets or premises, including hazardous waste cleanup costs under the Solid Waste Disposal Act, 42 U.S.C. 6901, et seq., the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. 6901, et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. 9601, et seq., the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Act, the Oil Pollution Act of 1990.

     “Equity Releases” as defined in Exhibit G to the NAESB Purchase Agreement.
     “Excluded Assets” means those interests and rights of the Sellers comprised of the following items (x) with regard to the Purchased Assets, as of the Effective Date, and only insofar as attributable and allocable to pre-Effective Date periods, and (y) to the extent an NGAS Option is exercised (whether by SES or in accordance with the put provisions thereof), then with regard to New NGAS Gathering, the NGAS Option Assets or the NGAS Option Equity Interests, as of the date of exercise of the NGAS Option, and only insofar as attributable and allocable to pre-exercise date periods: (a) all cash or cash equivalents; (b) all accounts payable or accounts receivable or other working capital items; (c) all insurance policies and rights thereunder, including rights to any cancellation value as of the Effective Date (or applicable exercise date), provided, however, that this sub-clause (c) shall not apply to New NGAS Gathering and any separate insurance of New NGAS Gathering to the extent the NGAS Equity Option is exercised; (d) all corporate, financial, tax and legal (other than title) records and other Books and Records that constitute proprietary or confidential business or technical information of DPI pertaining to its oil and gas producing operations, whether or not also used in or relating to operations of the Business; (e) all trademarks or service marks, trade names, slogans or other like property relating to or including the names “NGAS” or “Daugherty” and any other Intellectual Property of DPI pertaining to its oil and gas producing operations, whether or not also used in or relating to operations of the Business; (f) the Existing Contracts (as defined in the NAESB Purchase Agreement); and (g) any Contracts not listed as Assumed Contracts on Schedule C or are not 100% Assigned Contracts.
     “FERC” means the Federal Energy Regulatory Commission.
     “Forward Sales Agreements” is defined in Section 2.15.
     “Gathering System” means the aggregate of the following interests and rights of the Sellers, exclusive of Excluded Assets:
     (a) the natural gas gathering systems and pipeline facilities, trap sites, compressors, equipment, machinery, fixtures, flowlines, materials, improvements, personal property, delivery meters and regulator stations associated with those lines of the Sellers or their Affiliates serving southeastern Kentucky, eastern Tennessee and western Virginia, including, without limitation, the following:
     (1) a 10-inch gathering line commencing at the point of interconnection thereof with the facilities of Spectra Energy Partners, LP and East Tennessee Natural Gas Pipeline, in the vicinity of Rose Hill, Virginia (the “Spectra Interconnect”), and continuing northward for the remainder of the line; (2) the entire 6-inch and 8-inch Claiborne County Utility District Line that extends to and gathers unprocessed gas from wells in the Fonde production area; (3) the entire 6-inch Amvest line that extends to and gathers unprocessed gas from wells in the Amvest production area; (4) the entire 6-inch Hickory Flats Prison Line; (5) all of the gathering lines that extend to and gather unprocessed gas from wells in the production areas known as Martin’s Fork, Leatherwood, Fonde, Amvest and Straight Creek, including all production and gathering lines upstream of the Spectra Interconnect that connect with and gather unprocessed gas from wellheads in the afore described production areas where the DPI Producers have interests and located in (A) the Kentucky Counties of Letcher, Perry, Leslie, Harlan, Bell, but excluding the Gausdale/Kay Jay production area, (B) the Virginia Counties of Lee and Scott and (C) the Tennessee Counties of Claiborne and Campbell, all as set out on the map attached hereto as Schedule A; (6) the Sellers’ (and any Affiliate’s) compressor stations in Rose Hill, Martin’s Fork, Bill’s Branch, Young’s Branch, Fonde, Amvest, Straight Creek and Martin’s Fork Booster Station, all as set out on the map attached hereto as Schedule A; and (7) all associated pipeline facilities, valves, trap sites, pigging stations, risers and manifolds, delivery meters, remote measurement and monitoring equipment and related programs and hardware, and regulator stations, and all other equipment and appurtenances connected with or used and associated with the aforesaid gathering lines and compressor stations;
     (b) all Rights of Way attributable to, used in connection with, or relating to the above, including without limitation, all such rights and interests in or covering lands on which any such pipelines or gathering systems are located and including, without limitation, those set forth on Exhibit G;
     (c) all permits and authorizations of any kind held by Sellers or any of their Affiliates necessary for the use and operation of the above as shown in Schedule B, and
     (d) all land or other real property interests underlying the compressors, as well as any other real property or warehouse leases, real property fee interests or other interests in real property described constituting part or otherwise used by Sellers or their Affiliates in connection with the Business or other interests described in this definition, including, without limitation, those described on Schedule F;
     (e) all inventories of pipe, materials and supplies, if any, owned or held by Sellers or their Affiliates in connection herewith;
     (f) all software, computer programs, computer servers, and other Intellectual Property, whether owned or licensed, used by Sellers or their Affiliates in connection with the above-described interests or the Business insofar as described on Schedule G, attached hereto; and
     (g) any other real, personal or mixed property interests, whether similar in nature or not to those described above, owned or held by Sellers or any of their Affiliates necessary to own or operate the Business or the Gathering System described above, other than Excluded Assets, Receipt Meters and the 100% Assigned Contracts.
It is the intent of the Parties that the term “Gathering System” include all of Sellers’ interests in the above-described assets, interests and properties, whether completely or accurately described in the exhibits and schedules attached hereto or not, subject to the limitations and exclusions set forth in the foregoing description.
     “Governing Documents” means, with respect to an entity, (a) in the case of a corporation, the applicable articles of incorporation, by-laws, or charter documents, of such corporation, (b) in the case of a limited liability company, the applicable certificate of formation, limited liability company agreement, operating agreement, or similar agreement for such company, (c) in the case of a partnership, the applicable certificate of limited partnership, partnership agreement or limited partnership agreement, as the case may be, or (d) any other instrument, document or agreement relating to the formation, ownership, management, voting rights, or operation of such entity.
     “Governmental Action” means all consents, approvals, permits, waivers, exceptions, variances, orders, proceedings, exemptions, publications, filings, notices to or declarations of or with any Governmental Body.
     “Governmental Body” means any court, government (federal, state, local or foreign), department, political subdivision, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority, including but not limited to the FERC, the Federal Trade Commission, the Securities and Exchange Commission, any state public service or public utility or similar commission, any other governmental, quasi-governmental or nongovernmental body administering, regulating or having general oversight over natural gas, or other markets or transmission systems (but excluding, for the avoidance of doubt, any counterparty to an Assumed Contract in its capacity as such).
     “Governmental Permits” means all tariffs, licenses, franchises, permits, privileges, variances, immunities, consents, rulings, exemptions, orders, judgments, decrees, approvals or other authorizations of any kind issued by any Governmental Body.
     “Guarantors” means NRI and DPI with respect to the Seller Parent Guaranty.
     “Hazardous Materials” means any substance or material that is designated, classified, characterized or regulated as a “hazardous substance”, “hazardous waste”, “hazardous material”, “toxic substance”, “pollutant” or “contaminant” under Environmental Laws
     “Independent Director” means with regard to New NGAS Gathering, a Manager of New NGAS Gathering who is not an employee, officer, director, manager or other Affiliate of NRI, DPI or any of their respective subsidiaries or other Affiliates and who would otherwise satisfy the standards applicable to an “independent director” under the rules and regulations of the New York Stock Exchange if NRI’s voting capital stock were listed for trading on the NYSE.
     “Intellectual Property” means any or all of the following, and all rights arising out of or associated therewith: (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all confidential and trade secret information, including all confidential inventions (whether patentable or not), proprietary software, invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world; and (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world.
     “IRR” shall have the meaning set forth in the Joint Ownership Agreement.
     “IRR Specified Discount Rate” shall have the meaning set for the Joint Ownership Agreement.
     “Joint Ownership Agreement” means the Joint Ownership Agreement dated as of the same date as this Agreement, between Buyer and New NGAS Gathering, in substantially the form attached hereto as Exhibit A.
     “Kay Jay ROFR Assets” is defined in Schedule H.
     “Kay Jay ROFR” is defined in Schedule H.
     “Knowledge of the Buyer” means the actual knowledge of Brent McDaniel and Louis Dorey.
     “Knowledge of the Sellers” means the knowledge of William S. Daugherty, William G. Barr III, D. Michael Wallen, Michael P. Windisch, Brint Camp and John R. Bender, after reasonable inquiry and investigation.
     “Law” means any law, statute, rule, regulation, ordinance order or other pronouncements, actions or requirements of any Governmental Body, including, without limitation, Environmental Laws or those relating to safety or welfare of humans or the environment.
     “Lease ROW” is defined in Section 3.15(b).
     “Lien” means any lien, mortgage, security interest, tax lien, attachment, levy, charge, claim, restriction, imposition, pledge, encumbrance, right of first refusal, preferential purchase right, drag-along right, tag-along right, right of first offer or other similar rights, conditional sale or title retention arrangement, or any other interest in property or assets (or the income or profits therefrom), whether consensual or nonconsensual and whether arising by agreement or under any Requirement of Law, or otherwise, other than the Permitted Encumbrances.
     “Losses” has the meaning set forth in Section 8.2(a).
     “Master Netting Agreement” means that certain Master Netting and Setoff Agreement by and among SES, Buyer, DPI, for itself and the other DPI Producers, NGL, and New NGAS Gathering in substantially the form attached hereto as Exhibit T.
     “Maximum Indemnity Amount” has the meaning set forth in Section 8.4.
     “Memorandum of Options and Agreements” means the Memorandum of Options and Agreements, in substantially the form attached hereto as Exhibit N.
     “NAESB Purchase Agreement” means the NAESB form gas purchase agreement, together with the special provisions and any confirmations provided thereunder and including the NGAS Options and Forward Sales Agreement, by and between DPI, on behalf of itself and the other DPI Producers, and SES, in substantially the form of Exhibit I. The NAESB Purchase Agreement will be effective as of the Effective Date, but to the extent Closing occurs on a date that is other than the first of a calendar month, then the Gathering Fees thereunder shall be prorated for the month in which Closing occurs, any volumes delivered by DPI during the remainder of the calendar month in which Closing occurs shall be deemed gathered (not purchased) by SES thereunder, and the purchase of volumes of gas thereunder shall commence on the first day of the calendar month immediately following the month in which closing occurs.
     “Natural Gas Act” means 15 U.S.C. Sections 717 through 717(w), regulating the transportation and sale of natural gas in interstate commerce, and any amended, together with any successor statutes thereto, and together with any regulations promulgated thereunder.
     “Natural Gas Policy Act” means the Natural Gas Policy Act of 1978, Pub. L. No. 95-621 (Nov. 9, 1978) , and any amended, together with any successor statutes thereto, and together with any regulations promulgated thereunder.
     “New NGAS Gathering” means NGAS Gathering II, LLC, a Kentucky limited liability company formed prior to the Closing and wholly owned by DPI.
     “NGAS Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of May 30, 2008, by and among NRI, DPI, KeyBank National Association, as Administrative Agent, and the lenders who are parties thereto, as amended by a First Amendment to Amended and Restated Credit Agreement dated as of June 30, 2008 and a Second Amendment to Amended and Restated Credit Agreement dated as of December 31, 2008, together with any promissory notes or other instruments, documents or agreements issued or delivered pursuant thereto. For the purposes of Schedule 2.14(c), Line of Credit mean the NGAS Credit Agreement and any proposed amendments thereto.
     “NGAS Mortgages” means the instruments pursuant to which Sellers grant Buyer a first Lien on all of the Retained Gathering Assets to secure the performance of the Seller Secured Obligations, in substantially the form of Exhibit M-1, as modified to accommodate recording practices and statutory references in Kentucky, Tennessee and Virginia.
     “NGAS Option Promissory Note” has the meaning set forth in Exhibit G to the NAESB Purchase Agreement.
     “NGAS Options,” “NGAS Option Promissory Note” and “NGAS Options Price” are defined in Exhibit G to the NAESB Purchase Agreement.
     “NGAS Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of December 13, 2005 by and among NRI and the investors identified as Buyers therein.
     “NNG LLC Agreement” shall mean the limited liability company agreement, operating agreement, or applicable governing document and agreement for New NGAS Gathering, in substantially the form attached hereto as Exhibit E.
     “NRI” means NGAS Resources, Inc., a British Columbian corporation, and the ultimate parent company of Sellers and New NGAS Gathering.
     “100% Assigned Contracts” means the contracts and agreements described on Schedule I attached hereto.
     “Operational Data” means all computer, digital, electronic, analog, telecommunications (including voice recording), metering, and billing data or copies thereof relating to the Purchased Assets, the Retained Gathering Assets and the operations associated therewith and held by the Sellers or any of their Affiliates (to the extent a Seller or any of its Affiliates has rights thereto).
     “Party” means each of the Buyer, the Sellers and New NGAS Gathering.
     “Permitted Encumbrances” means (a) liens for taxes or similar governmental charges imposed on the Purchased Assets or the Retained Gathering Assets which are not delinquent as of the Closing Date, (b) all rights reserved to or vested in any Governmental Body controlling or regulating or having jurisdiction over any of the Purchased Assets or the Retained Gathering Assets in any manner, and in accordance with all applicable Laws, (c) liens created pursuant to the NGAS Mortgages and Seminole Mortgages, (d) liens constituting any interest or title of a lessor or farmor under any lease or farmout entered into by DPI listed in Schedule F attached hereto, insofar as they cover only the property so leased or assigned or rights to take third-party production in kind insofar as the same are waived or released by the holders of the same prior to Closing with regard to the transaction under this Agreement and the Ancillary Agreements, and (e) restrictions, encumbrances or other matters that are due to zoning or subdivision laws or regulations individually and in the aggregate that do not materially and adversely affect the Purchased Assets or Retained Gathering Assets; provided, however, that the Permitted Encumbrances pertaining to the Purchased Assets or the Retained Gathering Assets from and after the Closing Date shall not (x) include liens thereon previously created under the NGAS Credit Agreement, nor (y) interfere with the operations of the Gathering System or materially detract from the value or use thereof.
     “Person” means any individual, corporation, partnership, joint venture, limited liability company, association (whether incorporated or unincorporated), joint-stock company, trust, Governmental Body, unincorporated organization or other entity.
     “Preferential Rights” is defined in Section 3.15.
     “Purchased Assets” means the following interests and rights of the Sellers, exclusive of Excluded Assets, as of the Effective Date: an (i) undivided fifty percent (50%) (out of 8/8ths) interest in the Gathering System, Assumed Contracts and Books and Records, but not including any interest in the Excluded Assets; (ii) an undivided twenty-five percent (25%) of all of Sellers’ rights, titles and interests in and to the Receipt Meters; and (iii) an undivided one percent (100%) of all Sellers’ rights, title and interest in, to and under the 100% Assigned Contracts.
     “Purchase Price” has the meaning set forth in Section 2.2.
     “Put Notice” is defined in Exhibit G to the NAESB Purchase Agreement.
     “Receipt Meters” means and includes any and all wellhead or other meters used to measure volumes of gas delivered into the Gathering System.
     “Retained Gathering Assets” is defined in the Recitals.
     “Required Consents” means all of the consents, authorizations and approvals required from any Person in order to close and consummate the sale to Buyer of the Purchased Assets, the contribution of Retained Gathering Assets to New NGAS Gathering, the granting, closing and consummation of the NGAS Options, the granting of the Kay Jay ROFR, the execution, delivery and performance of the Ancillary Agreements, the Ancillary Option Agreements, and the other transactions as contemplated in this Agreement, in such form and substance contemplated by Section 5.1, including, without limitation, the consent and authorization and approval with regard to any Lease ROWs.
     “Requirements of Law” means any requirements of any Law, including but not limited to the requirements of any applicable Governmental Permits or Governmental Actions.
     “Recitals” means the recitals to this Agreement.
     “Restricted Information” has the meaning set forth in Section 11.16(b).
     “Retained Gathering Assets” means all of each Seller’s and their Affiliates remaining interest in the Gathering System, Assumed Contracts, and Books and Records, after conveyance of the Purchased Assets to Buyer at Closing, together with 25% of Sellers’ right, title, and interest in and to the Receipt Meters, after conveyance of the Purchased Assets to the Buyer at Closing.
     “Retained Liabilities” means any and all liabilities, obligations or Losses arising from or relating to (a) the Retained Gathering Assets, (b) the Excluded Assets, or (c) the Purchased Assets, insofar as the same arise from or are attributable to the ownership, operation or use of the Purchased Assets (or events or matters occurring) prior to the Closing Date.

     “Rights of Way” mean easements, rights-of-way, servitudes, fee lands, surface and subsurface lease agreements, surface use agreements and other rights and agreements related to the use of the surface and subsurface.
     “Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor statute.
     “Sellers” has the meaning set forth in the Recitals.
     “Seller Claim” has the meaning set forth in Section 8.3(a).
     “Seller Claim Notice” has the meaning set forth in Section 8.3(b).
     “Seller Indemnified Parties” has the meaning set forth in Section 8.3(a).
     “Seller Parent Guaranty” means the Parent Guaranty of each of NRI and DPI, in substantially the form attached hereto as Exhibit C.
     “Seller Secured Obligations” means all obligations and liabilities of (a) the Sellers and New NGAS Gathering under this Agreement, including, without limitation, with regard to the Ancillary Option Agreements, (b) New NGAS Gathering, DPI and the Affiliates of either of them or the Affiliates of NRI under the Ancillary Agreements to which it is or becomes a party, to be secured by the NGAS Mortgages and the Seller Parent Guaranty, and (c) DPI, and the other DPI Producers, under the NAESB Purchase Agreement.
     “SES” mean Seminole Energy Services LLC, an Oklahoma limited liability company, and the ultimate parent company of Buyer.
     “SES Contract Operating Agreement” is defined in the Joint Ownership Agreement.
     “SES Gathering Agreement” means the Gathering Agreement, dated as of the same date as this Agreement, by and among Buyer, New NGAS Gathering and SES, pursuant to which Buyer and New NGAS Gathering shall agree and commit to SES an undivided 100% of the capacity of the Gathering System (as the Gathering System and its capacity may hereafter be modified, expanded, extended or increased), in substantially the form of Exhibit H.
     “Seminole Mortgages” means the instruments pursuant to which Buyer grants New NGAS Gathering a subordinated, second Lien on all of the Purchased Assets to secure the performance of the Buyer Secured Obligations, in substantially the form of Exhibit M-2, as modified to accommodate recording practices and statutory references in Kentucky, Tennessee and Virginia.
     “Subsequent Transaction” shall mean the closing and consummation, within six (6) months after the date of termination of this Agreement by the Buyer in accordance with Section 10.1(c), one of the following transactions (or the signing of a binding agreement, within six (6) months after the date of termination of this Agreement, providing for one of the following transactions, to the extent such transaction is actually thereafter closed and consummated under the binding agreement): (a) a merger, consolidation or similar transaction for all or substantially all the ownership interests or current assets of either DPI or NRI by a Person who is not an Affiliate of Sellers or Buyer, (b) any direct or indirect purchase (except by Buyer or any Affiliate of Buyer or SES) of (1) 50% or more of the Gathering System for aggregate consideration (whether cash or non-cash, including without limitation, assumption of debt) involving $25 million or more, or (2) 100% of the Gathering System for aggregate consideration (whether cash or non-cash, including, without limitation, assumption of debt) involving $50 million or more, or (c) if more than one transaction occurs within the six (6) months following termination of this Agreement that would qualify as a Subsequent Transaction pursuant to the foregoing clause (b) of this definition but for the fact that such transaction fails the 50% test but such transactions, if aggregated, would satisfy such 50% test, then all such transactions nevertheless will constitute a Subsequent Transaction as of the point that such transactions, when aggregated, so qualify, then any such aggregated transactions during such six (6) month period shall also count as a Subsequent Transaction. To the extent Sellers or an Affiliate of Sellers or New NGAS Gathering transfers any of the Purchased Assets to an Affiliate of Sellers within six (6) months following the termination of this Agreement, and such Affiliate subsequently sells such Purchased Assets (or the equity interests of such Affiliate are sold) within this same six (6) month period to a Person who is not an Affiliate of Sellers or the Buyer, then such subsequent sale by the Affiliate shall nevertheless constitute a Subsequent Transaction if it meets the other terms of this definition.
     “Tax” or “Taxes” means any present or future federal, state, county, local or foreign taxes, charges, levies, imposts, duties, other assessments or similar charges or withholding of any kind whatsoever, including interest, penalties and additions imposed thereon or with respect thereto, imposed by a Governmental Body.
     “Tax Returns” means any reports, returns, information returns or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined unitary group.
     “Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.
ARTICLE 2
PURCHASE AND SALE; CONTRIBUTION; OTHER AGREEMENTS
     2.1 Purchase and Sale. As of the Closing, and subject to all of the terms and conditions of this Agreement, the Sellers shall sell, transfer, convey, assign and deliver, and the Buyer shall purchase, the Purchased Assets, free and clear of all Liens (other than Permitted Encumbrances), and the Buyer shall assume all of the Assumed Liabilities (which Assumed Liabilities the Buyer shall thereafter pay, discharge and perform, each on a timely basis with regard to its share thereof).
     2.2 Consideration/Purchase Price. At the Closing, and subject to all of the terms and conditions of this Agreement, in consideration of the (a) Sellers’ sale, transfer, assignment, conveyance and delivery to Buyer of the Purchase Assets, free and clear of all Liens (other than Permitted Encumbrances), (b) Sellers’ granting of the NGAS Options, (c) DPI’s granting of the Kay Jay ROFR and (d) the Ancillary Agreements and the other agreements and actions of Sellers (and certain Affiliates of Sellers) contemplated by this Article 2, the Buyer shall pay to the Sellers $28,000,000 (the “Purchase Price”), subject to any adjustments contemplated in Sections 2.5, 5.1(b) and 9.1, by wire transfer on the date hereof to a designated account of DPI at KeyBank National Association (as agent for all lenders under the NGAS Credit Agreement), for the benefit of all Sellers, to be applied as a partial repayment of outstanding borrowings under the NGAS Credit Agreement.
     2.3 No Assumption of Retained Liabilities. The Buyer does not and will not assume any of the Retained Liabilities, which shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by the Sellers, or as applicable, the Sellers’ Affiliates, each on a timely basis.
     2.4 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, any right, interest or claim of the Sellers relating to the Excluded Assets will remain the property of the Sellers, and neither the Buyer nor any of its Affiliates shall have any right, title or interest therein after the Closing, whether or not the Buyer exercises an NGAS Options.
     2.5 Adjustments at Closing.
     (a) Closing Adjustments:
     (i) Preliminary Settlement Statement. At Closing, the Purchase Price will be adjusted as set forth in subparagraphs 2.5(a)(ii) and 2.5(a)(iii) below (the adjusted Purchase Price delivered at Closing is referred to herein as the “Closing Price”). No later than five (5) Business Days prior to Closing, Seller, will provide to Buyer a preliminary settlement statement identifying all adjustments to the Purchase Price to be made at Closing (the “Preliminary Settlement Statement”). Sellers and Buyer acknowledge that some items in the Preliminary Settlement Statement may be estimated, in the good faith opinion of Sellers, when actual amounts are not available and may be subject to change in the Final Settlement Statement (as defined in Section 2.5(b)).

     (ii) Upward Adjustments. The Purchase Price will be increased at Closing by the following expenses and revenues:
     (1) all normal and customary operating expenses, Taxes and capital expenditures paid or incurred by Sellers allocable to the Purchased Assets (including, without limitation, rentals and prepaid charges, including, without limitation, prepaid Taxes, prepaid insurance and prepaid bonds), to the extent they are attributable and allocable to the ownership or operation of the Purchased Assets on and after the Effective Date; and
     (2) any other increases in the Purchase Price specified in this Agreement.
     (iii) Downward Adjustments. The Purchase Price will be decreased by the following expenses and revenues (to the extent of the allocable share attributable to the Purchased Assets):
     (1) all actual operating expenses and capital expenditures paid or incurred by Buyer in connection with the Purchased Assets (including, without limitation, rentals and prepaid charges, including, without limitation, prepaid Taxes and prepaid insurance), to the extent they are attributable to the ownership or operation of the Purchased Assets before the Effective Date; and
     (2) any other decreases in the Preliminary Sale Price specified in this Agreement.
     (b) Adjustments After Closing.
     (i) Final Settlement Statement. Within thirty (30) days after Closing, Sellers will prepare a final settlement statement for the Purchased Assets containing a final reconciliation of the adjustments to the Purchase Price specified in Section 2.5(a) (the “Final Settlement Statement”). However, the failure of Sellers to complete the Final Settlement Statement within thirty (30) days after Closing will not constitute a waiver of any right to an adjustment otherwise due. Buyer will have thirty (30) days after receiving the Final Settlement Statement to provide Sellers with written exceptions to any items in the Final Settlement Statement that Buyer believes, in good faith, to be questionable. All items in the Final Settlement Statement to which Buyer does not except within the thirty (30) day review period will be deemed to be correct.
     (ii) Payment of Post-Closing Adjustments. Any post-Closing adjustments to the Closing Price (including disputed items which have ultimately been resolved) will be offset against each other so that only one payment is required. The Party owing payment will pay the other Party the net post-Closing adjustment to the Closing Price within ten (10) days after the expiration of Buyer’s thirty (30) day review period for the Final Settlement Statement.
     (c) Additional Closing Payments.
     (i) any reimbursable Consent Costs under Section 8.4; and
     (ii) subject to any approval requirements under Section 5.2, the capital costs attributable to expansions or extensions of the Gathering System paid by Sellers between the date of this Agreement and the Closing (collectively, the (“Additional Capital Costs”).
     2.6 Operation of Gathering System; Joint Ownership Agreement. From and after the Closing, the ownership and operation of the Gathering System, as well as any modifications, additions, improvements, expansions or extensions thereof, shall be conducted and governed in accordance with the terms of the Joint Ownership Agreement and certain agreements entered into pursuant to the Joint Ownership Agreement, as any of the same may be amended from time to time in accordance therewith. Simultaneously with the Closing and the consummation of the other transactions contemplated herein, Buyer and New NGAS Gathering shall execute and deliver (and DPI shall cause New NGAS Gathering to execute and deliver) the Joint Ownership Agreement. In accordance with the terms thereof, at the Closing Buyer and New NGAS Gathering shall also properly execute, notarize and deliver (and DPI shall cause New NGAS Gathering to properly execute, notarize and deliver) to Buyer, for Buyer to record in each county in which any of portion of the Gathering System is located, a memorandum of the Joint Ownership Agreement, acknowledging that the obligations therein are intended to constitute covenants running with the land, in form and substance reasonably acceptable to Buyer and Sellers. In addition, pursuant to the Joint Ownership Agreement, it is contemplated that New NGAS Gathering and Buyer shall enter into the SES Contract Operator Agreement, and SES and DPI shall enter into the DPI Contract Operator Agreement.
     2.7 Seller’s Lien Releases. At or prior to Closing, Sellers shall deliver to Buyer release documentation, in form and substance satisfactory to Buyer and sufficient to establish clear, marketable and unencumbered title to the Purchased Assets (free of all Liens other than Permitted Encumbrances) delivered to Buyer at Closing, and clear, marketable and unencumbered title to the Retained Gathering Assets (free of all Liens other than Permitted Encumbrances) delivered to New NGAS Gathering at Closing. Without limiting the generality of the immediately preceding sentence, the Sellers shall deliver the releases described on Exhibit J attached hereto.
     2.8 Contribution of Retained Gathering Assets; Security Interests; New NGAS Gathering.
     (a) Contribution of Retained Gathering Assets. At Closing, and immediately following the conveyance of the Purchased Assets to Buyer at Closing, the Sellers shall contribute and convey to New NGAS Gathering the Retained Gathering Assets, free and clear of all Liens other than Permitted Encumbrances. New NGAS Gathering shall own or hold no other assets or properties of any kind whatsoever following the Closing other than the Retained Gathering Assets and its interests in any additions to or extensions of the Gathering System in accordance with the Joint Ownership Agreement.
     (b) Security Interests in Retained Gathering Assets. At Closing, and to support the full and prompt performance and satisfaction of all the Seller Secured Obligations, (1) New NGAS Gathering shall grant to Buyer a first lien in and to all of the Retained Gathering Assets, as the same may be modified, improved, repaired, replaced, extended or expanded, from time-to-time, in accordance with the terms of the NGAS Mortgages; and (2) New NGAS Gathering shall properly execute, have notarized and deliver to Buyer the NGAS Mortgages. If an NGAS Option is exercised, whether by SES or in accordance with the put option provisions thereof, the Liens granted under the NGAS Mortgages shall automatically terminate, expire and be released upon the closing and consummation of such NGAS Option, and the Parties shall promptly execute, deliver and record such further releases or instruments as may be necessary or appropriate to reflect the termination and release thereof.
     (c) Independent Director; Governing Documents of New NGAS Gathering. As of the Closing the provisions set forth in Exhibit K-1 shall have become a part of the Governing Documents of New NGAS Gathering such that throughout the period when any of the Joint Ownership Agreement or SES Gathering Agreement remain in effect (or at any time when neither the Joint Ownership Agreement nor the SES Gathering Agreement, remain in effect but the Gathering System is still owned partially by New NGAS Gathering or any Affiliates of Sellers, on the one hand, and Buyer or any Affiliate of Buyer, on the other hand, New NGAS Gathering shall be required to continue to (1) appoint and maintain an Independent Director, and (2) such Independent Director’s approval shall be required prior to New NGAS Gathering to filing any insolvency, or reorganization case or proceeding, to institute proceedings to have New NGAS Gathering be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of Bankruptcy or insolvency proceedings against the New NGAS Gathering, to file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to Bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for New NGAS Gathering or a substantial part of its property, to make any assignment for the benefit of creditors of New NGAS Gathering, to admit in writing New NGAS Gathering’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing, dissolve, liquidate, sell or transfer all or substantially all of the assets of New NGAS Gathering (whether in one or more transactions), merge or consolidate with another entity or company, or take any other actions set forth in Exhibit K-1, the NNG LLC Agreement, or take any other actions or enter into any other transactions other than those expressly permitted under the Joint Ownership Agreement or any other Ancillary Agreements. In addition, during the same period that New NGAS Gathering must maintain an Independent Director, the NNG LLC Agreement shall provide that: (x) New NGAS Gathering may not vote on, or authorize the taking of, any of the above-described actions, unless there is at least one Independent Director then serving in such capacity (and any such vote without an Independent Director shall be deemed void), and (y) neither the NNG LLC Agreement nor any of New NGAS Gathering’s other Governing Documents shall be permitted to be amended or modified without the prior written consent of Buyer, which consent shall not be unreasonably withheld. To the fullest extent permitted by applicable Law, the Independent Director shall consider only the interests of New NGAS Gathering and its creditors, if any, in acting or otherwise voting on the matters referred to in this Section. No resignation or removal of an Independent Director, and no appointment of a successor Independent Director, shall be effective until such successor (i) shall have accepted his or her appointment as an Independent Director by a written instrument, which may be a counterpart signature page to the NNG LLC Agreement, and (ii) shall have executed a counterpart to the Governing Documents of New NGAS Gathering. In the event of a vacancy in the position of Independent Director, DPI and New NGAS Gathering shall, as soon as practicable, appoint a successor Independent Director. All right, power and authority of the Independent Director[s] shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement and in the NNG LLC Agreement. Except as provided above, in exercising their rights and performing their duties under this Agreement, any Independent Director shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. No Independent Director shall at any time serve as trustee in bankruptcy for any Affiliate of New NGAS Gathering. Notwithstanding the above, to the extent that the NGAS Options are exercised (whether by SES or in accordance with the put options described therein), the obligation of New NGAS Gathering to appoint and maintain an Independent Director shall automatically terminate upon the closing and consummation of such NGAS Option, and the Parties shall execute such further amendments to the NNG LLC Agreement or other instruments as may be necessary or appropriate to reflect the termination thereof.
     (d) Other Provisions of NNG LLC Agreement. In addition to the Independent Director provisions described above, the NNG LLC Agreement shall also expressly include (1) an acknowledge that New NGAS Gathering is being formed to, among other things, enter and perform into this Agreement, the Joint Ownership Agreement and the SES Gathering Agreement, including, without limitation, with regard to the granting of the NGAS Options hereunder and the right of first refusal options granted under the Joint Ownership Agreement, and (2) the sole purpose and business of New NGAS Gathering shall be limited solely to the business, agreements, obligations and commitments that are permitted to be made by New NGAS Gathering under the Joint Ownership Agreement and the SES Gathering Agreement, and that no other business or activity shall be engaged in or permitted to be done by New NGAS Gathering without Buyer’s express written consent. Notwithstanding the above, to the extent that the NGAS Options are exercised (whether by SES or in accordance with the put options described therein), the obligation of New NGAS Gathering to limit its purpose solely as described above shall automatically terminate upon the closing and consummation of such NGAS Option, and the Parties shall execute such further amendments to the NNG LLC Agreement or other instruments as may be necessary or appropriate to reflect the termination thereof.
     2.9 Seller Parent Guarantees. At Closing, and simultaneous with the execution and delivery of this Agreement, each of NRI and DPI shall properly execute and deliver to Buyer the Seller Parent Guaranty, in substantially the form of Exhibit C, guarantying the full performance and satisfaction of all Seller Secured Obligations, and providing such other representations and warranties and covenants as set forth therein.
     2.10 SES Gathering Agreement. At Closing, and immediately following the conveyance of the Purchased Assets to Buyer, the contribution and conveyance of the Retained Gathering Assets to New NGAS Gathering and the execution and delivery of the Joint Ownership Agreement, the Buyer and New NGAS Gathering shall have executed and delivered to SES the SES Gathering Agreement. To the extent any Additional Capital Costs are paid between the date of this Agreement and the Closing, then this Agreement will be amended as of the Closing to amend the Gathering Fees under the SES Gathering Agreement to increase such Gathering Fees by an amount that would provide to Buyer and New NGAS Gathering a 20% IRR (meaning an IRR with an IRR Specified Discount Rate equal to 20%) on all such Additional Capital Costs over the remaining term of such SES Gathering Agreement.

     2.11 NAESB Purchase Agreement. At Closing, and immediately following the conveyance of the Purchased Assets to Buyer, the contribution and conveyance of the Retained Gathering Assets to New NGAS Gathering, the execution and delivery of the Joint Ownership Agreement and the execution and delivery of the SES Gathering Agreement, DPI shall have executed and delivered to SES the NAESB Purchase Agreement, on behalf of itself and the other DPI Producers, in substantially the form attached hereto as Exhibit I. The NAESB Purchase Agreement shall provide for the dedication of the DPI Producers’ natural gas production derived from their respective oil, gas and mineral interests in the geographic region serviced by the Gathering System, as the same may be extended or enlarged from time to time, and such dedication shall be expressly intended to be covenants running with the land. In accordance with the terms of the NAESB Purchase Agreement, DPI shall agree to cause any existing or future subsidiaries or Affiliates of DPI to be bound by, execute and join as a party, the NAESB Purchase Agreement (with NRI’s covenants and agreements with regard thereto being set forth in the Seller Parent Guaranty), provided, however, that SES, in its sole discretion, may elect to waive such requirement in writing; provided, further, however, that such dedication may exclude any interests that DPI or its Affiliates may be holding, as nominee, for the sole benefit of a party other than DPI or any of its Affiliates. In addition, the NAESB Purchase Agreement shall specify the terms of the NGAS Option and the Forward Sales Agreement to be entered into at Closing. To the extent any Additional Capital Costs are paid between the date of this Agreement and the Closing, then the above-described amendments to this Agreement relating to the Gathering Fees under the SES Gathering Agreement shall correspondingly result in a similar increase in the Gathering Fees under the NAESB Purchase Agreement.
     2.12 Buyer Second Lien. To support the full and prompt performance and satisfaction of all Buyer Secured Obligations and any other obligations or liabilities set forth in the Seminole Mortgages, (1) Buyer shall grant to New NGAS Gathering a subordinated, second lien (subordinate to the liens, rights and claims of International Bank of Commerce, or its successors and assigns) in and to all of the Purchased Assets, as the same may be modified, improved, repaired, replaced, extended or expanded, from time-to-time, in accordance with the terms of the Seminole Mortgages; (2) Buyer shall properly execute, have notarized and deliver to New NGAS Gathering the Seminole Mortgages.
     2.13 NGAS Options; Kay Jay ROFR; Covenants.
     (a) NGAS Options. New NGAS Gathering and DPI shall grant to SES the NGAS Options on the terms and conditions set forth in the NAESB Purchase Agreement.
     (b) Kay Jay ROFR. DPI shall (and hereby does) grant to Buyer the Kay Jay ROFR on the terms and conditions set forth in Schedule H.
     (c) Covenants. Sellers, Buyer and the Guarantors shall comply and perform, or cause to be complied with and performed, all of their respective covenants and agreements pertaining to the NGAS Options and the Kay Jay ROFR set forth in Schedules G of the NAESB Purchase Agreement and Schedule H attached hereto, respectively.
     2.14 Partial Repayment of NGAS Credit Agreement; Option Proceeds; Amendment to NGAS Credit Agreement.
     (a) Not less than one (1) Business Day prior to the Closing Date, Sellers shall have furnished an irrevocable notice to KeyBank National Association, in its capacity as administrative agent under the NGAS Credit Agreement, of its intention to direct the payment of the Purchase Price at the Closing by wire transfer to a designated account of DPI with KeyBank National Association and to apply such funds as a partial repayment of the outstanding loans under the NGAS Credit Agreement.
     (b) If an NGAS Option is exercised, whether by SES or in accordance with the put options provisions thereof, Sellers agree that not less than $7.5 million of the NGAS Option Price shall be applied to reduce the outstanding principal balance due under the NGAS Credit Agreement.
     (c) On or before the Closing, the NGAS Credit Agreement shall be amended in the manner contemplated Schedule 2.14(c) attached hereto.

     2.15 Forward Sales Agreement; Master Netting Agreement; (a) Forward Sales Agreement. At Closing, Sellers shall have entered into fixed price forward sales commitments with SES as the counterparty (the “Forward Sales Agreements”) in accordance with the NAESB Purchase Agreement.
          (b) Master Netting Agreement. At Closing, SES, Buyer, DPI, for itself and the other DPI Producers, NGL, and New NGAS Gathering shall execute and deliver the Master Netting Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     The Sellers, jointly and severally, represent and warrant to the Buyer as of the date of this Agreement and as of the Closing Date as follows:
     3.1 Organization. NGL is a limited liability company duly organized, validly existing and is in good standing under the laws of the Commonwealth of Kentucky. DPI is a corporation duly organized, validly existing and is in good standing under the laws of the Commonwealth of Kentucky. New NGAS Gathering is a limited liability company duly organized, validly existing and is in good standing under the laws of the Commonwealth of Kentucky. The Sellers have delivered or otherwise made available to the Buyer true and complete copies of the Sellers’ and New NGAS Gathering’s Governing Documents, as in effect on the date hereof. Each of the Sellers and New NGAS Gathering is duly registered or qualified to do business as a foreign limited liability company or corporation, as the case may be, and is in good standing under the laws of each jurisdiction which requires such registration or qualification.
     3.2 Authorization. Each of Sellers and New NGAS Gathering has all requisite power and authority to execute this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it (or their respective Affiliates) is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action by the Sellers, New NGAS Gathering or their respective Affiliates. This Agreement constitutes, and upon execution each of the Ancillary Agreements to which it is a party will constitute, a valid and binding obligations of the Sellers, New NGAS Gathering and any of Affiliates (to the extent a party thereto), enforceable against each of Sellers and New NGAS Gathering (and, as applicable, their Affiliates) in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting generally the enforcement of creditors’ rights and (b) the availability of equitable remedies (whether in a proceeding in equity or at Law).
     3.3 Non-Contravention; Absence of Breach. (a) None of (1) the execution or delivery by either of the Sellers or New NGAS Gathering or any of their Affiliates (to the extent a party thereto) of this Agreement and the Ancillary Agreements to which it will be a party, (2) the consummation by either Seller or New NGAS Gathering of the transactions contemplated hereby or thereby, and (3) the retention by Sellers of the Retained Liabilities, will (A) conflict with or result in the breach of any term or provision of, or constitute a default under, the Governing Documents of the Sellers, New NGAS Gathering or any of their Affiliates; (B) result in a default, or give rise to any right of termination, cancellation or acceleration, impose any additional obligation under any provision of any contract or agreement of either Seller, New NGAS Gathering or any of their Affiliates, including, without limitation, any Assumed Contract, any loan agreements (including, without limitation, the NGAS Credit Agreement), promissory notes, indentures, debentures, convertible notes or bonds (including, without limitation, those under the NGAS Securities Purchase Agreement), or other instruments to which either of the Sellers, New NGAS Gathering or any of their Affiliates is a party or by which either Seller, New NGAS Gathering or any of its Affiliates is bound; (C) result in the creation or imposition of any Lien (other than Permitted Encumbrances) on any of the Purchased Assets or any of the Retained Gathering Assets, (D) violate any Requirements of Law applicable to either of the Sellers, New NGAS Gathering, the Purchased Assets or the Retained Gathering Assets; or (E) other than the Required Consents, require on the part of the Sellers or Guarantors the approval, consent, waiver, authorization or act of, or the making by the Sellers or Guarantors of any declaration, filing or registration with, any Person.
          (b) Neither of the Sellers, New NGAS Gathering or any of their Affiliates is in breach or default, nor has an event occurred which, upon notice, lapse of time or any combination thereof, will result in a breach of default of or give rise to any right of termination, cancellation or acceleration under (1) any term or provision of the Governing Documents of the Sellers, New NGAS Gathering or any of their Affiliates or (2) any provision of any contract or agreement of either Seller, New NGAS Gathering or any of their Affiliates, including, without limitation, any Assumed Contract, any loan agreements (including, without limitation, the NGAS Credit Agreement), promissory notes, indentures, debentures, convertible notes or bonds (including, without limitation, those under the NGAS Securities Purchase Agreement), or other instruments to which either of the Sellers, New NGAS Gathering or any of their Affiliates is a party or by which either Seller, New NGAS Gathering or any of their Affiliates is bound. Neither of the Sellers or New NGAS Gathering is in violation of any applicable Requirement of Law.
     3.4 Requirements of Law. None of the Purchased Assets (including, without limitation, the Gathering System), nor their use and operation, fail to comply or conform with, in any material respect, all Requirements of Law.
     3.5 Governmental Permits. Except as set forth on the attached Schedule 3.5, Sellers and New NGAS Gathering hold no Governmental Permits and, to the Knowledge of Sellers, no Governmental Permits are necessary for them to own, use and manage the Purchased Assets or the Gathering System and to carry on and conduct the Business as currently conducted by the Sellers. Attached hereto as Exhibit D is the form of legal opinion of outside counsel for the Sellers to be delivered to Buyer at the Closing, confirming their opinion on the matters addressed in this Section 3.5 and certain other matters identified therein.
     3.6 Intellectual Property. Except as set forth on the attached Schedule 3.6, none of the Intellectual Property owned or licensed by the Sellers or their Affiliates is used in connection with the Business.
     3.7 Title to Purchased Assets; Condition of Purchased Assets. The Sellers have good, marketable and valid title to all of the Purchased Assets and the Retained Gathering Assets, free and clear of all Liens, and the Kay Jay ROFR Assets, free and clear of all Liens, other than: (a) Permitted Encumbrances and (b) the Liens released at or prior to Closing in accordance with Section 2.7 above. The Purchased Assets and Retained Gathering Assets that constitute tangible personal property have been constructed, tested and maintained in all material respects in accordance with applicable Law and prudent industry practice, and are fit for the particular purpose for which they are used in the Business, subject only to ordinary maintenance requirements and normal wear and tear expected in the ordinary course of business. In addition, as of the date of this Agreement, all information and data provided or made available by or on behalf of Sellers to REM Pipeline Consultants (an engineering firm engaged to review the Gathering System) is true, correct and complete in all material respects and does not omit any facts or circumstances that, to the Knowledge of the Sellers, would be material to REM Pipeline Consultants’ review, analysis or conclusions; and such information was prepared and supplied in accordance with customary industry practices.
     3.8 Assumed Contracts.
          (a) Schedule C hereto sets forth a true and complete list of all of the Sellers’ Contracts, as amended, except to the extent a Contract is included as an Excluded Asset. The information set forth on Schedule C is accurate and complete. True, complete and accurate copies of each of the Contracts, including any Contracts constituting any of the 100% Assigned Contracts or the Excluded Assets, have been furnished to Buyer. There are no oral or verbal Contracts.
          (b) Except as set forth on Schedule 3.8(b), neither of the Sellers nor, to the Knowledge of the Sellers, any Counterparty to any Contract is, as of the date hereof, in breach thereof or default thereunder, and there does not exist under any provision thereof, to the Knowledge of the Sellers, as of the date hereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default of any Contract.
          (c) Each of the Assumed Contracts and each 100% Assigned Contract is in full force and effect, enforceable in accordance with its stated terms, and constitutes a legal, valid and binding obligation of the Sellers and, to the Knowledge of the Seller, of the Counterparty thereto.
          (d) Except as set forth on Schedule C, no Assumed Contract nor 100% Assigned Contract has been amended, supplemented or modified in any material respect from the copy thereof furnished to the Buyer hereunder. True and complete copies of all Assumed Contracts and each 100% Assigned Contract (including all amendments, supplements and modifications thereto) have been provided or made available to Buyer prior to the Closing Date.
     3.9 Litigation. Except as set forth on Schedule 3.9, there is no Governmental Action, regulatory Action, or other suit, proceeding or Action initiated by any Person pending or, to the Knowledge of Sellers, threatened (a) under or in respect of any of the Purchased Assets (including, but not limited to, any claim related to environmental contamination, exposure, releases or other environmental matters) or the rest of the Gathering System, or (b) which questions the legality or propriety of the transactions contemplated by this Agreement.
     3.10 Tax Representations.
          (a) Neither the Sellers, New NGAS Gathering nor NRI is required by any applicable Law, as modified by the practice of any relevant Governmental Body, to make any deduction or withholding for or on account of any Tax from any payment to be made by it to the Buyer under this Agreement or any Ancillary Agreement.
          (b) Each of the Sellers is classified as a domestic corporation for U.S. federal income tax purposes. New NGAS Gathering is classified as a disregarded entity for U.S. federal income tax purposes.
          (c) Each of the Sellers has filed all Tax Returns required to be filed under applicable Laws. All such returns were correct and complete in all respects and have been prepared in compliance with all applicable Law. All Taxes due and owing by each Seller (whether or not required to be shown on any Tax Return) have been timely paid.
          (d) Each of the Sellers has withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person or third party.
          (e) There are no Liens for due and unpaid Taxes upon any of the Purchased Assets or the Retained Gathering Assets. The Purchased Assets are transferred to Buyer (and the Retained Gathering Assets are transferred to New NGAS Gathering) free of, and cannot be made subject to, any successor or transferee liabilities for Taxes (1) with respect to any Taxes of Sellers for any taxable period or portion thereof ending on or before the Closing Date, or (2) with respect to any other transactions contemplated by this Agreement, except for transfer taxes to be borne by Buyer and Sellers pursuant to Section 9.1.
          (f) To the Knowledge of the Sellers, there is no basis for any Governmental Body to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending against either of the Sellers or, to the Knowledge of the Sellers, have been threatened (orally or in writing) with respect to either of the Sellers. Neither Seller has received from any foreign, federal, state, or local Governmental Body (including jurisdictions where the Seller has not filed Tax Returns) any (1) notice indicating an intent to open an audit or other review; (2) request for information related to Tax; or (3) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Body against either Seller.
          (g) Sellers have not waived any statute of limitations in respect of Taxes.
          (h) None of the Sellers nor New NGAS Gathering is a party to any Tax allocation, indemnity or sharing agreement or similar contract or arrangement with respect to the Business or the Purchased Assets.
          (i) None of the Purchased Assets: (1) is property which either Seller is required to treat as being owned by any other Person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code; (2) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; (3) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code; (4) is “limited use property” within the meaning of Rev. Proc. 2001-28; (5) is subject to Section 168(g)(1)(A) of the Code; or (6) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

     3.11 Brokers.
     Neither Sellers nor New NGAS Gathering is a party to any contract or agreement for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement for which Buyer will or could have any liability.
     3.12 Bankruptcy; Solvency.
     There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the Knowledge of the Sellers, threatened against either Seller or New NGAS Gathering. Each of the Sellers and New NGAS Gathering is, and immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements will be, Solvent. For purposes of this Section 3.12, the term “Solvent” means, with respect to the applicable Person as of the date the determination is being made, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities of such Person that would constitute liabilities under GAAP, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay its debts as they become absolute and matured, taking into account the possibility of refinancing such obligations and selling assets, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts as they mature, taking into account the possibility of refinancing such obligations and selling assets, and (d) such Person is not engaged in business or a transaction, and does not intend to engage in business or a transaction, for which such Person’s property remaining after the conduct of such business or the consummation of such transaction would constitute unreasonably small capital.
     3.13 Take or Pay Arrangements.
     Neither Seller has received any prepayments or buydowns, or entered into any take-or-pay or forward sale arrangements, such that Buyer will be obligated after the Closing Date to make deliveries of gas without receiving full payment therefor.
     3.14 Imbalances. There has been no miscalculation, calculation error, measurement problem or other similar event relating to the performance of the Business under any natural gas gathering, processing or treating Contract that would give rise to any correcting adjustment under any such Contract that would reasonably be expected to result in a material liability, loss or cost. There are no material imbalances regarding the Purchased Assets, with regard to volumes of gas received and delivered.
     3.15 Preferential Purchase Rights and Consents; Lease ROW.
          (a) Schedule 3.15 sets forth a true, correct and complete list of all (i) rights or agreements (including, without limitation, any rights of first refusal, preferential purchase rights, options, or similar agreements) that may permit any Person (other than Buyer or its Affiliates) to purchase or acquire any of the Purchased Assets or the Retained Gathering Assets, arising in connection with the transactions contemplated hereby (collectively, the “Preferential Rights”), and (ii) all required consents, approvals, authorizations of, or similar rights, or notifications to, any Person arising in connection with the transactions contemplated hereby. As of the Closing Date, Sellers shall have obtained or made arrangements to obtain all of the Required Consents and waivers of the Preferential Rights, and copies thereof or other evidence thereof shall have been provided to Buyer.
          (b) To the extent a Right of Way for any part of the Gathering System is granted (whether expressly or impliedly) under the terms of any oil, gas or mineral lease, rather than pursuant to an independent grant of such Right of Way (in such case, a “Lease ROW”), Sellers represent and warrant the following: (i) either (1) no third party gas (i.e., gas which is not attributable to the lessee’s interests under the lease (or pooled unit) to which the Lease ROW is granted) is being, gathered or transported across the portion of the Gathering System covered by the Lease ROW, or (2) to the extent such Lease ROW permits gathering or transportation of third party gas (as described in subpart (1) above) and third party gas is being gathered, any request for Required Consent with regard thereto shall not waive or release any such third party gas rights, or other rights, thereunder; and (ii) the loss of any Lease ROW would not materially adversely affect Buyer’s ability to operate the Gathering System after Closing as contemplated in the Joint Ownership Agreement.

     3.16 Pipeline Regulation.
     Neither of the Sellers, nor New NGAS Gathering, nor the Purchased Assets, the Retained Gathering Assets or the Business are subject to regulation by, or are under the jurisdiction of, the FERC, the Natural Gas Act, the Natural Gas Policy Act or the public utility commission (or similar body) of any state or other jurisdiction.
     3.17 Environmental.
     Except as set forth in Schedule 3.17: (a) the Purchased Assets or Retained Gathering Assets are and, within any unexpired statute of limitations period, have been in compliance with applicable Environmental Laws, (b) none of the Purchased Assets or Retained Gathering Assets are subject to any unfulfilled remedial obligation imposed under applicable Environmental Laws, (c) neither of the Sellers, nor any of their Affiliates has received any notice of alleged violation of or potential liability under applicable Environmental Laws relating to the Purchased Assets, the Retained Gathering Assets or the operations of or related to the Business that has not been fully resolved to the satisfaction of the applicable Governmental Body with jurisdiction over such matter, and (d) true and complete copies of all reports, correspondence and other documents addressing potentially material environmental matters relating to the Purchased Assets and Retained Gathering Assets have been made available for review by Buyer.
     3.18 Affiliate Held Assets.
     Except as set forth on Schedule 3.18, all of the Purchased Assets and Retained Gathering Assets, together with all other properties, assets or interests used in connection with the Purchased Assets or the Retained Gathering Assets or the Business, are owned and held, legally and beneficially, directly by the Sellers, and not by any other Affiliates of Sellers or by third parties.
     3.19 Information Underlying Reserve Reports.
     As of the date of this Agreement, all information and data provided or made available by or on behalf of Sellers, or any of their Affiliates (including the DPI Producers) to Marshall, Miller & Associates, Inc. and to Wright & Co., Inc. as reservoir engineers engaged to prepare reserve reports for DPI is true, correct and complete in all material respects and does not omit any facts or circumstances that would be material to the review, analysis or conclusions of Marshall, Miller & Associates, Inc. or to Wright & Co., Inc. All such information was prepared and supplied in accordance with customary industry practices, including, without limitation, historical development and production costs.
     3.20 Sufficiency of Assets; No Adverse Change.
     At the Closing, Buyer (as owner of the Purchased Assets, as described herein) and New NGAS Gathering (as owner of the Retained Gathering Assets, as described herein) will own and have the legal and beneficial right to use and operate the Gathering System in a manner consistent with the Business and with Seller’s past practices, subject to the provisions of the Joint Ownership Agreement. In addition, there has occurred no change, effect, event or occurrence that is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), results of operations, value, title, liabilities or obligations of, or related to, the Business or the Purchased Assets or the Retained Gathering Assets, taken as a whole, since December 31, 2008 or to the ability of the Sellers to consummate the transactions contemplated by this Agreement; and to the Knowledge of the Sellers, there exist no facts or circumstances which would prevent or materially hinder Buyer from (x) owning and operating the Gathering System, the Business and/or the Purchased Assets as of the Closing Date in a manner consistent with the Business and with Seller’s past practices, and (y) owning and operating the Gathering System after Closing in the manner contemplated in the Joint Ownership Agreement and the SES Gathering Agreement.
     3.21 Capitalization of New NGAS Gathering; No Subsidiaries.
     DPI is the sole owner and member of New NGAS Gathering, and owns (legally and beneficially) 100% of the limited liability company interests, membership interests or other equity or voting interests of or in New NGAS Gathering; subject to the NGAS Equity Option and the Independent Director provisions of the NNG LLC Agreement. New NGAS Gathering owns no equity or voting interest in any Person.

     3.22 Representations Regarding NGAS Credit Agreement.
Sellers hereby represent and warrant:
     (a) True, complete and accurate copies of the NGAS Credit Agreement, and each amendment thereto have been furnished to Buyer; and the amendment described in Section 2.14(c) has been duly executed and delivered by the parties thereto;
     (b) neither DPI nor, to the Knowledge of the Sellers, any counterparty to the NGAS Credit Agreement is, as of the date hereof, in breach thereof or default thereunder, and there does not exist under any provision thereof, to the Knowledge of the Sellers, as of the date hereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default of such NGAS Credit Agreement; and
     (c) the NGAS Credit Agreement is in full force and effect, enforceable in accordance with its stated terms, and constitutes a legal, valid and binding obligation of DPI and, to the Knowledge of the Sellers, each of the counterparties thereto, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting generally the enforcement of creditors’ rights and (b) the availability of equitable remedies (whether in a proceeding in equity or at Law).
     3.23 Hard Rock Operations and Arkoma Operations.
     Sellers, or their Affiliates, participate in the operation and development of the HRE fields (involving approximately 114,000 acres in Boone, Cabell, Jackson, Randolph and Roane Counties West Virginia and Buchanan County, Virginia) with a joint venture partner, Hard Rock Exploration, Inc under leases, farmouts, sponsored drilling programs, and other arrangements (collectively, the “Hard Rock Operations”). Sellers, or their Affiliates, also participate in the operation and development of the Arkoma field (a coalbed methane project involving approximately 14,000 acres in the Arkoma Basin within Sebastian County, Arkansas and Leflore County, Oklahoma) through a joint venture involving CDX Gas, LLC, also involving leases, farmouts, and other arrangements (collectively, the “Arkoma Operations”). With regard to the Hard Rock Operations and the Arkoma Operations respectively:
     (a) to the Knowledge of the Sellers, except as described in the most recent Form 10-Q and Form 10-K filed on behalf of NRI with the United States Securities and Exchange Commission, there exist no facts or circumstances which would or could result in (x) the loss of any material property or contract rights relating to the (or constituting part of) the Hard Rock Operations or the Arkoma Operations, (y) reduction of revenue to be received by Sellers or their Affiliates attributable to the hard Rock Operations or Arkoma Operations, and (z) increase the cost or liability of Sellers or their Affiliates relative relating to the Hard Rock Operations or the Arkoma Operations, or with regard to the ownership, development or operation thereof, in excess of what the costs and liabilities therefore were in 2008.
     3.24 Production Data. The Sellers’ existing production data set forth in the model delivered to Buyer on February 20, 2009 is, to the knowledge of the Sellers, true, correct and complete in all material respects.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer represents and warrants to the Seller as of the Closing Date as follows:
     4.1 Organization. The Buyer is a corporation duly formed and validly existing and in good standing under the laws of the State of Oklahoma. The Buyer has full corporate power and authority to own or lease and to operate and use its assets and carry on its business as now conducted and as it will be conducted with the Purchased Assets.

     4.2 Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action by the Buyer. This Agreement constitutes, and upon execution, the Ancillary Agreements to which it is a party will constitute, the valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting generally the enforcement of creditors’ rights and (b) the availability of equitable remedies (whether in a proceeding in equity or at Law).
     4.3 Non-Contravention. Neither the execution or delivery of this Agreement and the Ancillary Agreements to which it will be a party by the Buyer nor the consummation of the transactions contemplated hereby and thereby, including but not limited to the assumption of the Assumed Contracts and Assumed Liabilities, will (a) conflict with or result in the breach of any term or provision of, or constitute a default under, the Articles of Incorporation, By-laws or other governing documents of the Buyer or any of its Affiliates; (b) result in a default, or give rise to any right of termination, cancellation or acceleration of any material contract or agreement of the Buyer or any of its Affiliates, including, without limitation, any loan agreements, promissory notes, indentures or instruments to which the Buyer or any of its Affiliates is a party or by which the Buyer or any of its Affiliates is bound; (c) violate any Requirements of Law applicable to the Buyer; or (d) require on the part of the Buyer the approval, consent, waiver, authorization or act of, or the making by the Buyer of any declaration, filing or registration with, any Person, except for any the Required Consents and any Required Governmental Consents; and except as would not prevent or delay in any material respect the consummation of the transactions contemplated under this Agreement.
     4.4 Litigation. There is no Governmental Action, suit or proceeding initiated by any Person pending or, to the Knowledge of the Buyer, threatened against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement.
     4.5 Buyer’s Financial Capacity. The Buyer has the present financial capacity and resources to satisfy its obligations to close and consummate the purchase of the Purchased Assets for the Purchase Price.
ARTICLE 5
CONSENTS; ADDITIONAL COVENANTS
     5.1 Required Consents; Waivers of Preferential Rights.
          (a) Sellers represent and warrant to Buyer that (i) except as set forth on Exhibit U, Sellers have obtained as of the date of this Agreement, and shall bear all of the costs in connection with obtaining, all Required Consents, subject to the provisions of Section 8.4, and (ii) Sellers have obtained as of the date of this Agreement, and shall bear all of the costs in connection with obtaining, waivers of any and all Preferential Rights. With regard to the outstanding Required Consents, Sellers shall use diligent commercially reasonable efforts to obtain all Required Consents prior to Closing.
          (b) With regard to the terms of certain requests in connection with Required Consents the provisions set forth on Schedule 5.1(b) attached hereto shall apply.
     5.2 Operation of the Purchased Assets.
          (a) From the date of this Agreement and continuing until the Closing, Sellers shall operate and maintain the Purchased Assets in the ordinary course consistent with past practices, keep its Books and Records in accordance with past practices, maintain all of its existing insurance coverage and pay all of its trade payables and other obligations on a timely basis, all as a reasonable and prudent operator, in accordance with all Requirements of Law. With regard to New NGAS Gathering and with regard to the Purchased Assets, Sellers will not, without the prior written approval of Buyer take or permit any of the following actions:
     (i) amend the Governing Documents of New NGAS Gathering, except as contemplated in Article 2, or issue or agree to issue any additional limited liability company interests, membership interests (or other equity interests) of any class or series, or any securities convertible into or exchangeable or exercisable for stock (or other equity interests), or issue any options, warrants or other rights to acquire any capital stock (or other equity interests);
     (ii) sell, transfer or otherwise dispose of or encumber any of the Purchased Assets;
     (iii) waive, release, cancel, settle or compromise any debts, action or rights;
     (iv) allow New NGAS Gathering to incur, assume or guarantee any indebtedness for borrowed money, or issue any notes, bonds, debentures or other similar securities, or grant any option, warrant or right to purchase any of the same, or issue any security convertible or exchangeable or exercisable for debt securities
     (v) make or change any material Tax elections (except as required by Law), or settle or compromise any material Tax liability;
     (vi) hire or engage any employees;
     (vii) change any of the accounting methods or principles except to the extent required under generally accepted accounting principles;
     (viii) make any capital expenditure or make any commitment to make any capital expenditure in excess of $100,000;
     (ix) declare, pay or set aside for payment any amounts for dividends or other distributions (including any amounts for the repurchase or redemption of any equity interests) with regard to the NNG LLC Interests or make any provision therefor or take any action in connection therewith, other than cash dividends;
     (x) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other restructuring;
     (xi) pledge or mortgage any of the Purchased Assets;
     (xii) knowingly allow any permits, licenses or approvals, to terminate or lapse;
     (xiii) enter into or amend, modify, terminate or allow to lapse or expire any new contract or agreement not otherwise contemplated in this Agreement; and
     (xiv) agree, whether in writing or otherwise, to do any of the foregoing.
ARTICLE 6
CONDITIONS TO CLOSING
     6.1 Condition to Closing.
          (a) Buyer’s Conditions. The obligation of Buyer to close and consummate the purchase of the Purchased Assets, enter into the Ancillary Agreements to which it is a party, or consummate any of the other transactions contemplated in this Agreement, are expressly conditioned upon:
     (i) the truth and accuracy, in all material respects (except for those representations and warranties which are already qualified by “material” or similar qualification, in which case, the truth and accuracy in all respects), of the representations and warranties of the Sellers set forth in this Agreement;

     (ii) the performance and satisfaction, in all material respects, of all covenants and agreements of the Sellers and New NGAS Gathering required to be performed hereunder on or prior to the Closing Date, including, without limitation, the deliverable obligations set forth in Section 7.2;
     (iii) the delivery of a certificate duly executed by an authorized officer of each Seller, certifying the satisfaction of the matters described in subparagraphs (i) and (ii) above;
     (iv) the execution and delivery of the legal opinion of outside counsel for Sellers and New NGAS Gathering in substantially the form of Exhibit D;
     (v) all Required Consents shall have been obtained, and copies thereof provided to Buyer, unless expressly waived or deferred by the Buyer in writing at Closing;
     (vi) the amendment to the NGAS Credit Agreement contemplated by Section 2.14(c) and Schedule 2.14(c) shall have been duly and properly executed by the parties to the NGAS Credit Agreement, and copies thereof have shall been provided to Buyer;
     (vii) the amount of indebtedness outstanding under the NGAS Credit Agreement shall not exceed $54.0 million, and Seller shall furnish to Buyer a certificate of Seller’s chief financial officer certifying the balance then outstanding under the NGAS Credit Agreement;
     (viii) SES shall have obtained all necessary approvals and lender financial commitments (on terms and conditions satisfactory to SES, in its sole discretion) sufficient for SES to close and fund the NGAS Options (whether pursuant to exercise thereof by SES or pursuant to the put provisions therein);
     (ix) all Preferential Rights affecting the Purchased Assets hereunder shall have been waived, or the time to exercise the same shall have expired in accordance with its terms without exercise thereof;
     (x) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated in this Agreement; and
     (xi) the other exhibits, schedules, and forms of Ancillary Agreements contemplated in this Agreement or in the exhibits and schedules attached hereto which have not been completed and attached hereto shall have been prepared and completed in a manner mutually satisfactory to Buyer and Sellers prior to Closing and reflected in an amendment to this Agreement at or prior to Closing.
To the extent that Buyer elects to close and consummate the transactions contemplated in this Agreement, nothing herein shall be deemed or intended as a waiver of any rights or claims that Buyer may have under Article 8 with regard to any breach of representations, warranties, covenants or agreements by Sellers hereunder.
     (b) Seller’s Conditions. The obligation of Sellers to close and consummate the sale of the Purchased Assets, contribution of the Retained Gathering Assets, enter into the other Ancillary Agreements to which either of Sellers is a party, and the performance of the other transactions contemplated herein are expressly conditioned upon:
     (i) the truth and accuracy of all of the representations and warranties of each of the Buyer set forth in this Agreement;
     (ii) the performance and satisfaction, in all material respects, of all covenants and agreements to be performed and satisfied by Buyer on or prior to the Closing Date, including, without limitation, the deliverable obligations set forth in Section 7.3 below;

     (iii) SES shall have provided to Sellers evidence, reasonably satisfactory to Sellers, that SES has the lender financial commitments necessary for SES to close and fund the NGAS Options; and
     (iv) the other exhibits, schedules, and forms of Ancillary Agreements contemplated in this Agreement or in the exhibits and schedules attached hereto which have not been completed and attached hereto shall have been prepared and completed in a manner mutually satisfactory to Buyer and Sellers prior to Closing and reflected in an amendment to this Agreement at or prior to Closing.
To the extent that Sellers elect to close and consummate the transactions contemplated in this Agreement, nothing herein shall be deemed or intended as a waiver of any rights or claims that Sellers may have under Article 8 with regard to any breach of representations, warranties, covenants or agreements by Buyer.
ARTICLE 7
CLOSING
     7.1 Closing. Subject to the satisfaction or waiver of the conditions to Closing in this Article 7, the Closing shall take place on the Closing Date at the offices of Seller in Lexington, Kentucky or at such other location as may be designated by the Parties.
     7.2 Seller’s Deliveries. On the Closing Date, subject to the satisfaction of the conditions described in Section 6.1(a) above, Sellers shall have delivered to Buyer the following:
          (a) A certificate of existence from the Secretary of State of the Commonwealth of Kentucky stating that Seller is a validly existing corporation in good standing;
          (b) original copies of duly executed and notarized Bill of Sale;
          (c) To the extent not previously delivered, originals or true and correct copies of all Contracts and originals or true and correct copies of all Books and Records;
          (d) original, duly executed copies of the Seller Parent Guaranty;
          (e) A certificate executed by the chief executive officer or president and the secretary of each of the Sellers and each of the Guarantors certifying as to the satisfaction of each of the conditions set forth in Section 6.1 hereof required to be satisfied by it;
          (f) A duly adopted resolution of each Seller authorizing the transactions contemplated in this Agreement, certified by the Secretary of such Seller;
          (g) A duly executed NNG LLC Agreement; complying with the terms hereof;
          (h) All of the agreements, documents or items described in Section 6.1(a);
          (i) Evidence satisfactory to the Buyer of the compliance by Sellers, New NGAS Gathering under the provisions of Article 2 hereof, and the valid appointment by New NGAS Gathering of the Independent Director as a member of New NGAS Gathering;
          (j) original copies of duly executed and notarized releases, in such form or forms as are satisfactory to Buyer, sufficient to evidence the full release and discharge of any Liens (other than Permitted Encumbrances) on the Purchased Assets and the Retained Gathering Assets, including, without limitation, those contemplated in Section 2.7;
          (k) original, duly executed copies of each of the other Ancillary Agreements;

          (l) A certificate of non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b); and
          (m) The copies of consents, waivers or other evidence represented to have been provided to Buyer under Section 3.15 above;
          (n) A certificate executed by an authorized officer of the Sellers, certifying receipt of the Purchase Price from Buyer;
          (o) Any other agreements, documents, instruments, certificates or information contemplated in this Agreement to be provided to Buyer at or prior to Closing
     7.3 Buyer’s Deliveries. On the Closing Date, subject to the satisfaction of the conditions described in Section 6.1(a) above, Buyer shall have delivered to Sellers the following:
          (a) The Purchase Price;
          (b) A certificate of good standing from the Secretary of State of Oklahoma stating that the Buyer is a validly existing corporation in good standing;
          (c) A duly executed and notarized Bill of Sale;
          (d) SES shall execute and deliver the SES Gathering Agreement and the NAESB Purchase Agreement;
          (e) A duly executed and notarized Seminole Mortgages; and
          (f) A duly adopted resolution of Buyer authorizing the transactions contemplated in this Agreement, certified by the Secretary of Buyer.
ARTICLE 8
INDEMNIFICATION
     8.1 Limitation on and Survival of Representations and Warranties. All representations and warranties of Sellers and Buyers contained in this Agreement, or in any agreements or instruments executed in connection herewith or delivered pursuant hereto, shall survive the Closing for a period of twenty-four (24) months beginning on the Closing Date, but not longer, except that the representations and warranties of Sellers set forth in (a) Sections 3.1, 3.2, 3.3, and 3.7 shall survive indefinitely, and (b) Section 3.10 shall survive until the thirtieth (30th) day after the expiration of the applicable statute of limitations relating thereto. Such representations and warranties shall only be effective with respect to any breach or claim when notice of such breach or claim shall have been given in writing to the other Party in breach or against whom indemnification is sought within such period. Any claim for indemnification for which written notice has been given within the prescribed period may be prosecuted to conclusion notwithstanding the subsequent expiration of such period.
     8.2 Indemnification by the Sellers.
          (a) Subject to the limitations set forth in this Article 8, the Sellers jointly and severally hereby agree to INDEMNIFY, DEFEND AND HOLD the Buyer, its members, its directors, officers, employees and Affiliates (collectively, the “Buyer Indemnified Parties”) HARMLESS from and against any and all claims, causes of action, Actions, demands, suits, proceedings, judgments, losses, liabilities, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees, court costs, and other costs of investigation or defense) (collectively, “Losses”) (any claims for such Losses by a Buyer Indemnified Party, a “Buyer Claim”) arising from, as a result of or in connection with, any of the following:
     (i) any inaccuracy or breach of a representation or warranty made by the Sellers in this Agreement or in any agreement or instrument executed in connection herewith or pursuant hereto;

     (ii) the breach of, or default in the performance by the Sellers of, any covenant, agreement or obligation to be performed by the Sellers pursuant to this Agreement or any agreement or instrument delivered pursuant to Article 7; and
     (iii) any Retained Liabilities.
          (b) Promptly after receipt by a Buyer Indemnified Party of notice of an Action or other event giving rise to a Buyer Claim with respect to which the Buyer Indemnified Party is entitled to indemnification under this Section 8.2, the Buyer Indemnified Party receiving such notice shall notify (the “Buyer Claim Notice”) the Sellers in writing of the commencement of such Action or the assertion of such Buyer Claim; provided, however, that failure to give such notice shall not affect the right to indemnification hereunder except to the extent of actual prejudice to the Sellers. The Sellers shall have the option, and shall notify the Buyer Indemnified Party in writing within thirty (30) Business Days after the date of the Buyer Claim Notice of its election, either: (i) to participate (at the expense of the Sellers) in the defense of such Action or Buyer Claim (in which case the defense of such Action or Buyer Claim shall be controlled by the Buyer) or (ii) to take charge of and control the defense of such Action or Buyer Claim (at the expense of the Sellers, and only to the extent Sellers have accepted all liability under the above indemnity with regard to such defense and the results or judgment resulting from such Action). If the Sellers elect to control the defense, it will not compromise or settle the Action or Buyer Claim absent each Buyer Indemnified Party’s written consent, which may be granted or denied in such Party’s reasonable discretion, if (A) the amount to be paid in settlement exceeds the Maximum Indemnity Amount, to the extent applicable to the Losses in question, or (B) the settlement does not include a provision reasonably satisfactory to the Buyer Indemnified Party releasing the Buyer Indemnified Party from all liabilities with respect thereto. If the Sellers fail to notify the Buyer Indemnified Party of its election within the applicable response period, then the Sellers shall be deemed to have elected not to control the defense of such Action or Buyer Claim. If the Sellers elect to control the defense of any Action or Buyer Claim, the Buyer Indemnified Party shall have the right to employ separate counsel and participate in the defense of such Action or Buyer Claim, but the fees and expenses of such counsel shall be at the expense of the Buyer Indemnified Party unless: (1) the named parties in such Action or Buyer Claim (including any impleaded parties) include both the Buyer Indemnified Party and the Seller and the Buyer Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Seller, or (2) the Buyer Indemnified Party has reasonably determined that Losses that may be incurred may exceed either individually, or when aggregated with other Buyer Claims, the Maximum Indemnity Amount (in which case, the Sellers shall not have the right to control the defense of such Action or Buyer Claim on behalf of the Buyer Indemnified Party, it being understood, however, that the Sellers shall not, in connection with such Action or Buyer Claim, be liable for the fees and expenses of more than one (1) separate firm of attorneys (in addition to any local counsel) and that all such fees and expenses shall be reimbursed as they are incurred).
          (c) If the Sellers do not control the defense of any Action or Buyer Claim, then the Buyer Indemnified Party may settle such Action or Buyer Claim with the written consent of the Sellers (not to be unreasonably withheld).
     8.3 Indemnification by the Buyer.
          (a) Subject to the limitations set forth in this Article 8, the Buyer hereby agrees to indemnify, defend and hold the Sellers and their directors, officers, employees, and Affiliates (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses imposed upon or incurred by the Seller Indemnified Parties (any claim for such Losses by a Seller Indemnified Party, a “Seller Claim”) as a result of or in connection with any of the following:
     (i) any inaccuracy or breach of a representation or warranty made by the Buyer in this Agreement or in any agreement or instrument executed in connection herewith or pursuant hereto; and
     (ii) the breach of or default in the performance by the Buyer of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement or any agreement or instrument delivered pursuant to Article 8.

          (b) Promptly after receipt by a Seller Indemnified Party of notice of an Action or other event giving rise to a Seller Claim with respect to which the Seller Indemnified Party is entitled to indemnification under this Section 8.3, the Seller Indemnified Party receiving such notice shall notify (the “Seller Claim Notice”) the Buyer in writing of the commencement of such Action or the assertion of such Seller Claim; provided, however, that failure to give such notice shall not affect the right to indemnification hereunder except to the extent of actual prejudice to the Buyer. The Buyer shall have the option, and shall notify each Seller Indemnified Party in writing within thirty (30) Business Days after the date of the Seller Claim Notice of its election, either: (i) to participate (at the expense of the Buyer) in the defense of the Action or Seller Claim (in which case the defense of such Action or Seller Claim shall be controlled by the Seller) or (ii) to take charge of and control defense of such Action or Seller Claim (at the expense of the Buyer). If the Buyer fails to notify the Seller Indemnified Party of its election within the applicable response period, then the Buyer shall be deemed to have elected not to control the defense of such Action or Seller Claim. If the Buyer elects to control the defense of any Action or Seller Claim, the Seller Indemnified Party shall have the right to employ separate counsel and participate in the defense of any such Action or Seller Claim, but the fees and expenses of such counsel shall be at the expense of the Seller Indemnified Party unless the named parties in such Action or Seller Claim (including any impleaded parties) include both the Seller Indemnified Party and the Buyer and the Seller Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Buyer (in which case, the Buyer shall not have the right to control the defense of such Action or Seller Claim on behalf of the Seller Indemnified Party, it being understood, however, that the Buyer shall not, in connection with such Action or Seller Claim be liable for the fees and expenses of more than one (1) separate firm of attorneys (in addition to any local counsel) and that such fees and expenses shall be reimbursed as they are incurred).
          (c) If the Buyer does not control the defense of any Action or Seller Claim, then the Seller Indemnified Party may settle such Action or Seller Claim with the written consent of the Buyer (not to be unreasonably withheld).
     8.4 Limitation of Liability. Notwithstanding the foregoing, the Seller shall not be obligated to indemnify the Buyer Indemnified Parties pursuant to Section 8.2(a)(i) except to the extent the amount of all Losses incurred by the Buyer Indemnified Parties thereunder exceeds Five Hundred Thousand Dollars ($500,000) in the aggregate (the “Deductible”), in which event the Buyer may recover all Losses incurred in excess of the Deductible and (net of insurance proceeds or other compensatory reimbursement from third parties actually received less expenses incurred in connection therewith) the Seller’s maximum liability for Losses under Section 8.2(a)(i) shall be Twenty Eight Million Dollars ($28,000,000.00) (the “Maximum Indemnity Amount”); provided, however, that the Deductible shall not apply with regard to Losses under Section 8.2(a)(i) regarding a breach of Sellers’ representations and warranties in Sections 3.1, 3.2, 3.3, 3.10 or 3.11; provided further, however, that the Deductible shall not apply with regard to Losses under Section 8.2(a)(i) regarding a breach of Sellers’ representations and warranties in Section 3.7, insofar as such Losses exceed the difference between (x) Two Hundred Fifty Thousand Dollars ($250,000), and (y) the aggregate out-of-pocket costs and expenses, up to Two Hundred Fifty Thousand Dollars ($250,000), incurred by Sellers in connection with obtaining the outstanding Required Consents; provided further, however, that Buyer shall reimburse Sellers at Closing for such reasonable, documented, out-of-pocket costs and expenses incurred by Sellers in connection with obtaining the outstanding Required Consents up to a maximum aggregate amount equal to Two Hundred Fifty Thousand Dollars ($250,000) (collectively, the “Consent Costs”).
     8.5 Sole and Exclusive Remedy. If the Closing occurs, the indemnification provisions of this Article 8 shall be the sole and exclusive remedy of each Party (including the Seller Indemnified Parties and the Buyer Indemnified Parties) with regard to the subject matter covered thereby.
     8.6 Tax Treatment of Indemnity Payments. All amounts paid pursuant to this Article 8 shall be treated as adjustments to the Purchase Price.
ARTICLE 9
TAXES AND FURTHER ASSURANCES
     9.1 Transfer Taxes. The Buyer shall pay 50% of all transfer, sales, recording and similar Taxes arising in connection with the transactions contemplated hereunder, whether such Taxes are imposed on the Sellers or the Buyer. The Parties shall cooperate to comply with all requirements for such Taxes and shall provide such documentation and take such other actions as may be necessary to minimize the amount of any such Taxes.

     9.2 Allocation of Purchase Price. Attached hereto as Exhibit L, Buyer and Sellers have jointly prepared a good faith allocation of the Purchase Price among the Purchased Assets, the NGAS Options, the Kay Jay ROFR and the other items described on Exhibit L, in accordance with the provisions of Section 1060 of the Code (collectively, the “Allocated Values”, and individually, an “Allocated Value”). Buyer and Sellers shall report the transactions contemplated hereby on all Tax Returns in a manner consistent with this allocation. If any taxing authority makes or proposes an allocation different from the allocation determined under this Exhibit L, such party may contest such allocation (or proposed allocation) and shall provide written noticed to the other party of such fact and shall provide such additional written notices as are reasonable to the other party to make it aware of the status and final disposition of such contest allocation of the allocation made or proposed by such taxing authority. Further, after providing written notice to the party adversely affected by such allocation (or proposed allocation) by a taxing authority, the other party hereto may file such protective claims or Tax Returns as may be reasonably required to protect its interests.
ARTICLE 10
TERMINATION
     10.1 Termination Events. This Agreement may be terminated at any time prior to the Closing:
          (a) by the mutual written consent of Buyers and Sellers;
          (b) by Buyer if the Closing has not occurred by the close of business on July 1, 2009, provided, however, that Buyer shall not be permitted to terminate under this Section to the extent the failure to close is due to the breach of this Agreement by Buyer;
          (c) by Buyer if Sellers shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2; provided, however, that the breaching Party shall first be entitled to five (5) days notice and the opportunity to cure and provided furthermore that the Party seeking to so terminate not be in breach at such time;
          (d) by Sellers if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3; provided, however, that the breaching Party shall first be entitled to five (5) days notice and the opportunity to cure and provided furthermore that the Party seeking to so terminate not be in breach at such time; or
          (e) by either Buyers or Sellers if any Law or enforceable rule of any Governmental Body becomes final and effective, prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, upon notification to the non terminating Party by the terminating Party.
     10.2 Effect of Termination.
          (a) In the event of any termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith be of no further force and effect and there shall be no liability on the part of Buyer or Sellers except with respect to the Confidentiality Agreement or as set out in Section 10.2(b), it being expressly agreed and acknowledged that the Confidentiality Agreement shall survive any such termination.
          (b) Notwithstanding Section 10.2(a), if this Agreement is terminated for reasons other than a termination by Sellers under Section 10.01(d) or Section 10.1(e), and, after such termination any of Sellers or their Affiliates consummates a Subsequent Transaction, then Sellers shall pay to Buyer within three (3) Business Days thereafter, a single payment in immediately available funds of One Million Four Hundred Thousand Dollars ($1,400,000).
          (c) If a Subsequent Transaction occurs or more than one transaction that would qualify as a Subsequent Transaction pursuant to clause (b) of the definition thereof but for the fact that such transaction fails the 50% test in clause (b) of the definition thereof occurs, then in each such case Sellers shall provide Buyer with prompt written notice thereof and shall provide Buyer with access to all necessary documentation relating thereto for the purpose of confirming amounts payable by or to Sellers hereunder.

ARTICLE 11
MISCELLANEOUS
     11.1 Entire Agreement; Amendment. This Agreement and the documents referred to herein to be delivered pursuant hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the Parties, whether oral or written, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof, except as specifically set forth herein or therein. Except as otherwise contemplated in Exhibit G to the NAESB Purchase Agreement, no amendment, supplement, modification or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     11.2 Expenses. Except as specifically set forth herein, each of the Parties shall pay the fees and expenses of their respective counsel, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.
     11.3 Governing Law; Jurisdiction & Venue. This Agreement shall be construed, enforced and interpreted according to the laws of the State of Texas, without regard to the conflicts of law rules thereof; provided, however, that the Parties acknowledged that the actual conveyance of the Purchased Assets under the Bill of Sale, and the actual conveyance of the Retained Gathering Assets to New NGAS Gathering shall be construed, enforced and interpreted according to the laws of the state where the properties conveyed sit. Each Party hereby irrevocably submits to the jurisdiction of the courts of the State of and the federal courts of the United States of America located in Harris County, Texas over any dispute or proceeding arising out of or relating to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or Action. Each Party agrees that a judgment in any dispute heard in the venue specified by this section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
     11.4 Assignment. This Agreement and each Party’s respective rights hereunder may not be assigned, by operation of Law, change of control, or otherwise, without the prior written consent of the other Party, which consent may be withheld in the discretion of such other Party. Notwithstanding the foregoing, SES (with regard to the NGAS Options) and Buyer shall have the right to designate one or more Affiliates to take title to and/or assume any or all of the Purchased Assets at Closing (or with regard to the exercise of the NGAS Options or the Kay Jay ROFR), but SES (with regard to the NGAS Options) and Buyer (with regard to the Kay Jay ROFR) shall remain liable to the Seller hereunder notwithstanding any such delegation.
     11.5 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date (a) when delivered personally or by messenger or by overnight delivery service by a recognized commercial carrier, (b) five (5) days after being mailed by registered or certified United States mail, postage prepaid, return receipt requested, or (c) when received via telecopy, telex, facsimile or other electronic transmission, in all cases addressed to the Person for whom it is intended at his address set forth below or to such other address as a Party shall have designated by notice in writing to the other Party in the manner provided by this Section 11.5:

If to the Buyer:	Seminole Gas Company 1323 E. 71st Street Suite 300 Tulsa, OK 74136 Attn: Alex Goldberg

If to the Sellers:	Daugherty Petroleum, Inc.
NGAS Gathering, LLC
120 Prosperous Place, Suite 201
Lexington, Kentucky 40509
Attn: William G. Barr III
     11.6 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The headings in this Agreement are inserted for convenience of reference only and shall not constitute a part, or impact the interpretation, hereof.
     11.7 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases or other understandings or arrangements shall refer to oral as well as written matters. This Agreement has been negotiated between the Parties and shall not be read in a light more favorable to one Party relative to the other.
     11.8 Occasional and Bulk Sales Law. The Buyer and the Seller each agree to waive compliance by the other with the provisions of the Bulk Sales Law of any jurisdiction.
     11.9 Waiver of Damages.
     Notwithstanding anything contained to the contrary in this Agreement, the Parties agree that the recovery by any Party of any damages suffered or incurred by it as a result of any breach by another Party of any of its obligations under this Agreement shall be limited to the actual damages suffered or incurred by the non-breaching Party as a result of the breach by the breaching Party of its obligations hereunder and in no event shall the breaching Party be liable to the non-breaching Party for any indirect, consequential, special, exemplary, or punitive damages (including any damages on account of lost profits or opportunities or lost or delayed generation) suffered or incurred by the non-breaching Party as a result of the breach by the breaching Party of any of its obligations hereunder; provided, however, that the foregoing shall not be considered a waiver of cover damages.
     11.10 Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.
     11.11 No Reliance. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement. The Buyer and the Seller assume no liability to any third party because of any reliance on the representations, warranties and agreements of the Buyer or the Seller contained in this Agreement.
     11.12 Agreement for the Parties’ Benefit. Except for the provisions of Article 8, which are also intended to benefit and to be enforceable by any of the Buyer Indemnified Parties and the Seller Indemnified Parties, this Agreement is not intended to confer upon any Person not a Party any rights or remedies hereunder, and no Person other than the Parties or such Persons described above is entitled to rely on any representation, warranty or covenant contained herein.
     11.13 Non-Waiver. No waiver by either Party hereto of any one or more defaults by the other in performance of any of the provisions of this Agreement shall be construed as a waiver of any other default or defaults, whether of a like kind or different nature.
     11.14 Further Assurances. At any time and from time to time at or after the Closing, at any Party’s request and without further consideration, the Parties agree to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereby.

     11.15 Public Announcements. Except pursuant to a Requirement of Law, prior to the expiration of one hundred eighty (180) days after the Closing Date, no Party hereto may make any public announcements regarding this Agreement or the subject matter hereof without the prior written consent of the other Party. Notwithstanding the foregoing, following the execution of this Agreement, the Parties shall cooperate in issuing public announcements regarding the transactions described herein.
     11.16 Confidentiality.
          (a) This Agreement is confidential and neither the fact that the Parties have entered into this Agreement, nor any of the terms and conditions herein, may be disclosed to a third party without the other Party’s prior written consent, except that either Party may disclose this Agreement and its contents to its financial, accounting, engineering and legal advisors who have a need to know such information and who agree to maintain its confidentiality.
          (b) From and after the Closing, the Sellers and Guarantors shall, and shall cause their respective Affiliates to, keep confidential and not disclose all information relating to the Purchased Assets (the “Restricted Information”), and shall not directly or indirectly use such Restricted Information for any purpose, except as and to the extent permitted by the terms of this Agreement or the Ancillary Agreements. The confidentiality obligation set forth in this Section shall not apply to any information that (i) is in the public domain, (ii) is published or otherwise becomes part of the public domain through no fault of the Sellers, Guarantors or any of their Affiliates or (iii) becomes available to the Seller or any of its Affiliates on a non-confidential basis from a source that did not acquire such information (directly or indirectly) from the Sellers, Guarantors or the Buyer or any of their respective Affiliates on a confidential basis. Notwithstanding the foregoing, the Sellers may make disclosures required by Law and in connection with disputes hereunder; provided, however, that the Sellers, to the extent practicable, shall provide the Buyer with prompt notice thereof so that the Buyer may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 11.16. In the event that such protective order or other remedy is not obtained or the Buyer waives compliance with the provisions of this Section 11.16, the Seller shall or shall cause the Person required to disclose such Restricted Information to furnish only that portion of the information that such Person is legally required, and, to the extent practicable, the Seller shall exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment is accorded the Restricted Information so furnished. The Sellers’, Guarantors’, and their Affiliates’ confidentiality obligations under this Section shall continue for (5) years from the date hereof; provided that, with respect to Restricted Information relating to any Assumed Contract, such obligation shall terminate on a date that is the later of (A) the end of such five (5) year period and (B) the date of termination of such Assumed Contract.
          (c) From and after the Closing, any restrictions contained herein or in the Letter of Intent dated January 14, 2009 among the Buyer and the Seller relating to the Buyer’s use or disclosure of any Restricted Information shall be null and void.
     11.17 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT.
     11.18 Post Closing Obligations.
          (a) At any time or from time to time after the Closing, each Party will, upon the reasonable request of the other Party, execute and deliver any further instruments or documents, and exercise commercially reasonable efforts to take such further actions as may reasonably be required, to fulfill and implement the terms of this Agreement or realize the benefits intended to be afforded hereby.
          (b) In addition, at any time or from time to time after the Closing, each Party will cooperate reasonably with the other Party (and the other Party’s counsel, as applicable) and make available their personnel, and provide such testimony and access to their books and records as shall be reasonably requested, (i) in connection with the contest or defense against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (A) any transaction contemplated under this Agreement or (B) any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to the Purchased Assets (including during such period prior to Closing) or (ii) otherwise at the other Party’s reasonable request in connection with any other matter arising and relating to the Purchased Assets, all at the reasonable out-of pocket expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor hereunder).
          (c) For a period of seven (7) years after the Closing Date, with regard to books, records, documents or information concerning Taxes relating to the Purchased Assets or the Retained Gathering Assets, and for a period of five (5) years after the Closing date, with regard to all other books, records, documents or information reasonably related to the Purchased Assets or the Retained Gathering Assets, without first giving notice to the other Party thereof and permitting the other Party to retain or copy such books and records as it may select. During such period, each Party will permit the other Party to examine and make copies, at the other Party’s expense, of such books, records, documents and information for any reasonable purpose, including any litigation now pending or hereafter commenced against the Party or its Affiliates, or the preparation of income or other tax returns; provided, however, that all such examinations by the other Party shall occur and all such access shall be provided to a Party at times and places reasonably set by the other Party.
     11.19 Counterparts. This instrument may be executed in any number of identical counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute collectively, one instrument. It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto. This instrument may be validly executed and delivered by facsimile or other electronic transmission.
     11.20 Survival. Subject to limitations in respect of representations and warranties set forth in Section 8.1, all covenants and obligations in this Agreement, the Ancillary Agreements and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement, by their duly authorized representatives, on the date first above written.

NGAS GATHERING, LLC
By:	/s/ William G. Barr III,
William G. Barr III,
Chief Executive Officer

DAUGHERTY PETROLEUM, INC.
By:	/s/ William G. Barr III,
William G. Barr III,
Chief Executive Officer

NGAS GATHERING II, LLC
By:	/s/ William G. Barr III,
William G. Barr III,
Chief Executive Officer

SEMINOLE GAS COMPANY
By:	/s/ Robert B. Rosene Jr.
Robert B. Rosene Jr.,
Chief Executive Officer and President